PRIVILEGED AND CONFIDENTIAL
Execution Version

TRANSACTION AGREEMENT

by and among

ACQUISITION Z (2026) LP,
ATLAS TOP SUB I SPLITTER LP,
EXCHANGE LP,
OAKTREE CAPITAL HOLDINGS, LLC,
BROOKFIELD ASSET MANAGEMENT LTD.,
BROOKFIELD CORPORATION,
BROOKFIELD OAKTREE HOLDINGS, LLC,
OAKTREE CAPITAL GROUP HOLDINGS, L.P.,
OAKTREE EQUITY PLAN, L.P.,
OAKTREE EQUITY PLAN II, L.P.,
OAKTREE CAPITAL GROUP HOLDINGS GP, LLC,
AND
THE PARTNER REPRESENTATIVE, AS DEFINED HEREIN

Dated as of April 14, 2026

Table of Contents

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i

Table of Contents (continued)

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ii

Table of Contents (continued)

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TABLE OF CONTENTS
(continued)

Annexes
Annex I     Acquired Oaktree Interests; Acquired Partnership Interests; Partner Percentages
Annex II     Participating OEP II Limited Partners
Annex III     Cash-out OCGH Limited Partners
Annex IV    Partner Election Schedule
Annex V    Closing Consideration Statement
Annex VI    Economic Terms
Annex VII    Cash-out Performance Unit Holders

Schedules
Oaktree Party Disclosure Schedule
Exhibits
Exhibit A    Pre-Closing Transactions
Exhibit B    Closing Transactions
Exhibit C    OCGH Exchange Agreement Amendment
Exhibit D    OEP Exchange Agreement Amendment
Exhibit E    Form of ExchangeCo Partnership Agreement
Exhibit F    Form of Exchange Agreement
Exhibit G    Form of Partner Acknowledgment and Lock-Up Agreement
Exhibit H    Form of BAM RSU Award Agreement
Exhibit I    Form of BAM Performance Unit Award Agreement
Exhibit J    Form of BAM Restricted Share Unit Plan

i

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT, dated as of April 14, 2026, is by and among (i) Acquisition Z (2026) LP, a Delaware limited partnership (“Acquiror”), (ii) Atlas Top Sub I Splitter LP, a Delaware limited partnership (“ExchangeCo Acquiror”), (iii) Oaktree Capital Holdings, LLC (f/k/a Atlas OCM Holdings, LLC), a Delaware limited liability Company (“ExchangeCo GP” or “OCH”), (iv) Exchange LP, a Delaware limited partnership (“ExchangeCo”), (v) solely for purposes of Article V and Section 10.15, Brookfield Asset Management Ltd., a corporation incorporated under the laws of the Province of British Columbia (“BAM”), (vi) solely for purposes of Article V and Section 10.15, Brookfield Corporation, a corporation amalgamated under the laws of the Province of Ontario (“BN”), (vii) Brookfield Oaktree Holdings, LLC, a Delaware limited liability company (“BOH”), (viii) Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”), (ix) Oaktree Equity Plan, L.P., a Delaware limited partnership (“OEP”), (x) Oaktree Equity Plan II, L.P., a Delaware limited partnership (“OEP II”, and together with OCGH and OEP, collectively, the “Partnerships”, and each, a “Partnership”), (xi) Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company and the general partner of each Partnership (the “General Partner”, and together with the Partnerships, the “Oaktree Parties”), and (xii) the General Partner, solely in its capacity as the representative of the Limited Partners (as defined herein) (the “Partner Representative”). Each of the foregoing parties to this Agreement are referred to in this Agreement individually as a “Party” and, collectively, as the “Parties”. Certain capitalized terms used herein have the meanings given to them in Article I below.
W I T N E S S E T H:
WHEREAS, prior to the execution and delivery of this Agreement, the Parties (and/or their applicable Affiliates) have executed and delivered the Exchange Agreement Amendments (as defined herein);
Pre-Closing Transactions:
WHEREAS, prior to the Closing, the Parties (and/or their applicable Affiliates) will execute and deliver the Partnership Agreement Amendments (as defined herein);
WHEREAS, prior to the Closing, the Parties (and/or their applicable Affiliates) have effected, or will effect, as applicable, the transactions set forth on Exhibit A attached hereto contemplated to take place prior to the Closing (the “Pre-Closing Transactions”);
Closing Transactions:
WHEREAS, as of the date hereof, (i) each of the limited partners of OCGH (the “OCGH Limited Partners”) owns a number of vested or unvested “Units” (as such term is defined in the OCGH Partnership Agreement) in OCGH, which collectively constitute 100% of the issued and outstanding limited partnership interests in OCGH (the “OCGH Units”), (ii) certain individuals (the “Phantom Unit Holders”) hold a number of “notional equity units” of OCGH (the “OCGH Phantom Units”) or OEP (the “OEP Phantom Units”, and together with the OCGH Phantom

Units, the “Phantom Units”) that are measured by reference to the value of OCGH Units or OEP Units (as applicable) and entitle the holder to receive the cash value thereof), in each case, subject to the terms and conditions of such Phantom Unit Holder’s award or grant agreement, (iii) certain individuals (the “Performance Unit Holders”) hold a number of “deferred equity units” of OCGH (the “Performance Units”) that entitle such Performance Unit Holder to receive a number of OCGH Units subject to the terms and conditions of such Performance Unit Holder's Deferred Equity Unit Award Agreement, (iv) each of the limited partners of OEP (the “OEP Limited Partners”) owns a number of “Units” in OEP (as such term is defined in the OEP Partnership Agreement), which collectively constitute 100% of the issued and outstanding limited partnership interests in OEP (the “OEP Units”), (v) each of the limited partners of OEP II (the “OEP II Limited Partners”, and together with the OCGH Limited Partners and OEP Limited Partners, the “Limited Partners”) owns a number of “Units” in OEP II (as such term is defined in the OEP II Partnership Agreement), which collectively constitute 100% of the issued and outstanding limited partnership interests in OEP II (the “OEP II Units”, and together with the OCGH Units and OEP Units, collectively, the “Partnership Units”), (vi) each of the Partnerships owns a number of OpCo Units, and (vii) OCGH owns a number of Class B Units of BOH (the “BOH Class B Units”) and a number of Class B units of OCH (the “OCH Class B Units”, and together with the BOH Class B Units, the “Class B Units”), in each case of clauses (i) – (vii), as set forth on Annex I;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the transactions described on Exhibit B attached hereto (with such modifications as may be agreed to by the Partner Representative and the Acquiror, the “Closing Transactions”) will take place in the order and manner as contemplated therein, including: (i) the cancellation of all of the outstanding OEP II Units other than the Participating OEP II Units (as defined below) for no consideration; (ii) the participation by the outstanding OEP II Units held by the OEP II Limited Partners listed on Annex II (“Participating OEP II Units”) in the applicable consideration payable pursuant to this Agreement, pursuant to steps to be further agreed to by the Partner Representative and the Acquiror; (iii) the acquisition by Acquiror of all of the outstanding OEP Units, in exchange for the applicable consideration payable therefor pursuant to this Agreement, and in accordance with Section 6.3 of the OEP Partnership Agreement (as amended by the OEP Partnership Agreement Amendment) and the OEP Exchange Agreement (as amended by the OEP Exchange Agreement Amendment) (the “OEP Exchange”); (iv) (A) the acquisition by Acquiror of all of the outstanding vested OCGH Units that the OCGH Limited Partners have elected to exchange for cash, BAM Shares and/or BN Shares, and (B) the acquisition by Acquiror of all of the outstanding unvested OCGH Units in exchange for a specified number of unvested restricted share units (“BAM RSUs”) to be granted under that certain Restricted Share Unit Plan of BAM to be made effective prior to Closing in the form attached hereto as Exhibit J (the “BAM RSU Plan”), subject to the terms and conditions of each recipient’s BAM RSU Award Agreement, or, with respect to unvested OCGH Units held by Cash-out OCGH Limited Partners, the right to receive cash subject to the vesting terms and conditions described herein, in each case, in exchange for the applicable consideration payable therefor pursuant to this Agreement, and in accordance with Section 6.3 of the OCGH Partnership Agreement (as amended by the OCGH Partnership Agreement Amendment) and the OCGH Exchange Agreement (as amended by the OCGH Exchange Agreement Amendment)

(clauses (A) and (B), collectively, the “OCGH Acquisition”); (v) the cancellation of all of the outstanding Performance Units in exchange for the right to receive (A) in the case of Performance Unit Holders (other than Cash-out Performance Unit Holders), up to a number of unvested BAM RSUs or (B) in the case of Cash-out Performance Unit Holders, up to an amount in cash, in each case of clause (A) and (B), as may be earned based on the satisfaction of the performance targets described in the applicable BAM Performance Unit Award Agreement (as defined below) (such exchange, the “Performance Unit Exchange”); (vi) the cancellation of all of the outstanding Phantom Units, in exchange for the applicable consideration payable therefor pursuant to this Agreement; (vii) the liquidation of OEP and distribution by OEP of all of the OpCo Units held by OEP to Acquiror; (viii) the redemption by OCGH of all of the vested OCGH Units purchased by Acquiror in clause (iv)(A), in exchange for a pro rata share of the OpCo Units held by OCGH; (ix) the contribution of all of OCGH’s remaining assets to ExchangeCo, including all the outstanding Class B Units held by OCGH, in exchange for all of the Closing BN Units; (x) the liquidation of OCGH and redemption by OCGH of all of the outstanding vested OCGH Units (other than the vested OCGH Units acquired in clause (iv)(A) of the OCGH Acquisition) that the OCGH Limited Partners have elected to exchange for BN Units, in exchange for each recipient’s Closing BN Units, and in accordance with Section 6.3 of the OCGH Partnership Agreement (as amended by the OCGH Partnership Agreement Amendment) and the OCGH Exchange Agreement (as amended by the OCGH Exchange Agreement Amendment) (the “OCGH Redemption”, and together with the OCGH Acquisition, the “OCGH Exchange”); and (xi) the contribution by ExchangeCo Acquiror of the applicable OpCo Units of Oaktree Capital Management, L.P., a Delaware limited partnership (“OCM”), to ExchangeCo in exchange for all of the common units of ExchangeCo;
WHEREAS, prior to the date hereof, each of the OCGH Limited Partners has made (or is deemed to have made) an irrevocable binding election pursuant to an election form (its “Election Form”), to receive its OCGH Exchange consideration, at such time, in the manner and subject to the other limitations, terms and conditions provided herein or in the Election Form, in the form of: (i) cash; (ii) BAM Shares; (iii) BN Shares; (iv) BN Units; or (v) a combination of the foregoing, in each case, in the relative percentages set forth opposite each Limited Partner’s name on Annex IV (the “Partner Election Schedule”);
WHEREAS, prior to the date hereof, each of the OCGH Limited Partners holding unvested OCGH Units (other than Cash-Out OCGH Limited Partners) received notice of the OCGH Exchange, pursuant to which each such OCGH Limited Partner will be entitled to receive a number of BAM RSUs, at such time, in the manner and subject to the other limitations, terms and conditions provided herein;
WHEREAS, prior to the date hereof, each of the OEP Limited Partners received notice of the OEP Exchange, pursuant to which each OEP Limited Partner will be entitled to receive its OEP Exchange cash consideration, at such time, in the manner and subject to the other limitations, terms and conditions provided herein;
WHEREAS, prior to the date hereof, each of the Phantom Unit Holders holding OCGH Phantom Units (the “OCGH Phantom Unit Holders”) received notice of the OCGH Exchange,

pursuant to which each such OCGH Phantom Unit Holder will be entitled to receive cash consideration, at such time, in the manner and subject to the other limitations, terms and conditions provided herein;
WHEREAS, prior to the date hereof, each of the Phantom Unit Holders holding OEP Phantom Units received notice of the OEP Exchange, pursuant to which each such Phantom Unit Holder will be entitled to receive cash consideration, at such time, in the manner and subject to the other limitations, terms and conditions provided herein;
WHEREAS, prior to the date hereof, each of the Performance Unit Holders received notice of the Performance Unit Exchange, pursuant to which each Performance Unit Holder (other than a Cash-out Performance Unit Holder) will be eligible to earn up to a number of BAM RSUs or in the case of a Cash-Out Performance Unit Holder, an amount in cash, at such time, in the manner and subject to the other limitations, terms and conditions provided herein;
WHEREAS, as a result of the Closing Transactions, (i) Acquiror and ExchangeCo will collectively acquire all of the OpCo Units held by OCGH and OEP as of immediately prior to the Closing, (ii) the OCGH Limited Partners that duly elected to receive BN Units pursuant to their Election Form will hold all of the BN Units as of immediately following the Closing, (iii) ExchangeCo Acquiror will hold all of the common units of ExchangeCo as of immediately following the Closing, (iv) ExchangeCo GP will be admitted as the general partner of ExchangeCo (and effective as of immediately following its admission, Atlas Top LLC shall withdraw as general partner of ExchangeCo), (v) ExchangeCo will hold all of the Class B Units of OCH and BOH, (vi) all of the Phantom Units held by the Phantom Unit Holders and all of the Performance Units held by the Performance Unit Holders will, in each case, be cancelled and extinguished for the applicable consideration described herein, and (vii) all of the OpCo Units held by OEP II will be cancelled and extinguished for no consideration;
WHEREAS, the respective general partners, limited partners, boards of directors and/or or other governing bodies of the Parties hereto have each approved, adopted and declared advisable this Agreement and the transactions contemplated hereby in accordance with applicable law and upon the terms and subject to the conditions set forth herein;
Other Transaction Arrangements:
WHEREAS, at the Closing, each of the OCGH Limited Partners electing to receive any of their OCGH Exchange consideration for their vested OCGH Units in the form of BN Units shall execute and deliver a counterpart signature page to (i) the amended and restated limited partnership agreement of ExchangeCo in the form attached hereto as Exhibit E (the “ExchangeCo Partnership Agreement”), pursuant to which it shall become a party thereto, as a limited partner, and (ii) the exchange agreement in the form attached hereto as Exhibit F (the “Exchange Agreement”);
WHEREAS, at the Closing, each of the OCGH Limited Partners entitled to receive OCGH Exchange Consideration in exchange for its unvested OCGH Units in the form of BAM RSUs shall execute and deliver a counterpart signature page to an award agreement in the form attached hereto as Exhibit H (each, a “BAM RSU Award Agreement”) and each of the Performance Unit Holders eligible to earn BAM RSUs or cash (as applicable) for their Performance Units shall execute and deliver a counterpart signature page to an award agreement in the form attached hereto as Exhibit I (each, a “BAM Performance Unit Award Agreement”); and
WHEREAS, at the Closing, the requisite parties to that certain Third Amended and Restated Tax Receivable Agreement, dated as of September 30, 2019 (the “TRA”), shall execute and deliver an amendment to the Fourth Amended and Restated Tax Receivable Agreement in the form to be mutually agreed by the Oaktree Parties and the Acquiror Parties (the “TRA Amendment”).
NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and in the other Transaction Documents, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Accounting Expert” means KPMG or such other independent nationally recognized certified public accounting firm as is reasonably acceptable to and agreed in writing by Acquiror and the Partner Representative.
“Acquiror” has the meaning set forth in the Preamble and includes any permitted successor or assign thereof.
“Acquiror Party” or “Acquiror Parties” means the Acquiror, ExchangeCo Acquiror and, following the Closing, ExchangeCo GP; provided, that, solely for purposes of the definition of “Affiliates”, and Article V, and the defined terms used in such provision, each of BAM and BN shall also be deemed to be an Acquiror Party.
“Acquiror Party Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement delivered by the Acquiror Parties to the Oaktree Parties in connection with the execution and delivery of this Agreement.
“Acquiror Party Fundamental Representations” means, collectively, Section 5.1 (Organization), Section 5.2(a) (Authority), Section 5.2(b)(ii) (No Violations with Respect to Organizational Documents) and Section 5.5 (Brokers and Finders).
“Acquiror Parties Material Adverse Effect” means any change, fact, event, circumstance, effect, development, condition or occurrence (each, an “Effect”) which, individually or together with any other Effects, has had, or would reasonably be expected to have, a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities or business of the Acquiror Parties and their Subsidiaries, taken as a whole or (b) the ability of the Acquiror Parties to timely perform their respective obligations under this Agreement and the other Transaction Documents or that would materially impede, interfere with, hinder or delay the Acquiror Parties from consummating the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that solely for the purposes of the foregoing clause (a), no Effect resulting from or arising out of any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a “Acquiror Parties Material Adverse Effect”: (i) Effects that generally affect the industries or segments in which the Acquiror Parties or their Affiliates principally operate (including legal and regulatory changes after the date hereof); (ii) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto; (iii) Effects affecting financial, credit or capital markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (iv) Effects caused by or resulting from an outbreak or escalation of hostilities, acts of terrorism, military action, political instability or other national or international calamity, crisis or emergency, an act of God, flood, hurricane, earthquake, other natural disaster, pandemic, epidemic or disease outbreak, or other nationally declared public health event, including the material worsening of any of the foregoing, or any Law or Order issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, any such public health event; (v) Effects arising from changes occurring after the date hereof in Taxes, accounting principles or Laws (or the interpretation thereof); (vi) Effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby other than with respect to any representation that specifically addresses the effects of the transactions contemplated hereby; (vii) the failure to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (but not the Effects underlying such failure to the extent such Effects would otherwise constitute or contribute to an Acquiror Parties Material Adverse Effect under this definition); (viii) Effects of acts or omissions taken at the request of the Oaktree Parties or in connection with post-closing integration of the Company Group Entities, or (ix) any change in the market price or trading volume of any of BN’s or BAM’s stock or the credit rating of any of BN or BAM or any of their respective Affiliates (but not the Effects underlying such change to the extent such Effects would otherwise constitute or contribute to an Acquiror Parties Material Adverse Effect under this definition); provided, however, that “Acquiror Parties Material Adverse Effect” shall include any Effects arising out of or attributable to the matters described in clauses (i) through (v) above to the extent that the Acquiror Parties and their Affiliates, taken as a whole, are materially disproportionately affected relative to similarly situated other participants in the industries or geographies in which the Acquiror Parties and their Affiliates operate, taken as a whole.
“Acquiror Reporting Document” means all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by

BN or BAM with the SEC under the Securities Act and/or the Securities Exchange Act and/or under SEDAR under the CSA, together with any amendments, restatements or supplements thereto.
“Adjusted Per Unit Amount” means, (a) with respect to each OCGH Unit, Performance Unit or OCGH Phantom Unit, an amount equal to (i) the Base Per Unit Amount minus (ii) the Pre-Closing Distribution Amount, (b) with respect to each OEP Unit or OEP Phantom Unit, an amount equal to (i) the Base Per Unit Amount minus (ii) the Pre-Closing Distribution Amount, minus (iii) with respect to each OEP Unit, 90% of the OEP Base Value, or with respect to each OEP Phantom Unit, 100% of the OEP Base Value, and (c) with respect to each OEP II Unit, $0.
“Advisory Services” means investment management, investment advisory, investment sub-advisory or other similar services relating to securities or other financial instruments, commodities, real estate or any other type of asset.
“Affiliate” means, with respect to any specific Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified; provided, that an “Affiliate” of a natural person also includes such person’s Related Parties; provided, further, that, for purposes of this Agreement, (a) in no event shall any Portfolio Company constitute an “Affiliate” of any Acquiror Party, any Oaktree Party, any Company Group Entity or any of their respective Affiliates, (b) the term “Affiliate”, as applied to any Acquiror Party, shall not include (i) any fund managed or controlled by any Acquiror Party (or Affiliate thereof) or any portfolio company or investment of any such fund, (ii) any portfolio investment held on any Acquiror Party’s balance sheet or any fund managed or controlled by any Acquiror Party (or Affiliate thereof), (iii) any entity of which any Acquiror Party (and Affiliate thereof), collectively, do not hold a majority of the issued and outstanding equity interests or otherwise Control, or (iv) any Brookfield Fiduciary Entity (or its Subsidiaries), (c) the term “Affiliate”, as applied to any Oaktree Party or Company Group Entity, shall not include (i) any portfolio investment held on any Oaktree Party’s or Company Group Entity’s balance sheet, (ii) any entity excluded from this definition of Affiliate with respect to an Acquiror Party pursuant to the preceding clause (b) and (iii) any entity of which such Oaktree Party, Company Group Entity and its respective Affiliates, collectively, do not hold a majority of the issued and outstanding equity interests or otherwise Control, and (d) neither the Acquiror Parties nor any of its respective Affiliates shall constitute “Affiliates” of the Oaktree Parties, the Company Group Entities (prior to the Closing), the Company Funds or any of their respective Affiliates, and none of the Oaktree Parties, the Company Group Entities, the Company Funds or any of their respective Affiliates shall constitute “Affiliates” of the Acquiror Parties or their respective Affiliates. For the avoidance of doubt, any “Controlled Affiliate” of a Person shall only include those Affiliates that such Person Controls and shall exclude any Affiliates that Control such Person or are under common Control with such Person.
“Agreement” means this Transaction Agreement, including the Schedules and any Annexes and Exhibits hereto, as such may hereunder be amended or restated from time to time.

“Antitrust Laws” means the HSR Act, the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, and any other United States federal or state or foreign Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.
“BAM” has the meaning set forth in the recitals.
“BAM Reference Price” means the amount set forth on Annex VI.
“BAM Share Percentage” means, with respect to each OCGH Limited Partner, the percentage set forth opposite its name on the Partner Election Schedule under the column titled “BAM Share Percentage”.
“BAM Shares” means Class A Limited Voting Shares of BAM.
“Base Per Unit Amount” means the amount set forth on Annex VI.
“BOH” has the meaning set forth in the recitals.
“BOH LLC Agreement” means the seventh amended and restated operating agreement of BOH, dated as of March 15, 2024.
“BN” has the meaning set forth in the recitals.
“BN Reference Price” means the amount set forth on Annex VI.
“BN Share Percentage” means, with respect to each OCGH Limited Partner, the percentage set forth opposite its name on the Partner Election Schedule under the column titled “BN Share Percentage”.
“BN Shares” means Class A Limited Voting Shares of BN.
“BN Unit Percentage” means, with respect to each OCGH Limited Partner, the percentage set forth opposite its name on the Partner Election Schedule under the column titled “BN Unit Percentage”.
“BN Unit” means a “Preferred Unit” of ExchangeCo, as defined in, and issued under, the ExchangeCo Partnership Agreement, subject to the terms and conditions set forth therein.
“Brookfield Fiduciary Entities” means (i) any investment fund, permanent capital vehicle, or other collective investment vehicle that is a distinct entity, any separately managed account and any sub-advisory relationship: (a) sponsored or controlled by a Brookfield Group Member or (b) for which a Brookfield Group Member acts as the investment adviser, investment manager, collateral manager, general partner, managing member, manager or in a similar capacity (including, for the avoidance of doubt, Brookfield Property Partners L.P., a Bermuda limited partnership, Brookfield Infrastructure Partners L.P., a Bermuda limited partnership,

Brookfield Business Partners L.P., a Bermuda limited partnership, and Brookfield Renewable Partners L.P., a Bermuda limited partnership) (the items described in this clause (i) being referred to as “Brookfield Clients”), (ii) any entity formed for the purpose of facilitating an investment by a Brookfield Client, such as a feeder fund, blocker, or alternative investment vehicle, (iii) any direct or indirect investments made by any Brookfield Clients or the entities described in clause (ii), any direct and indirect issuers of such investments, and the subsidiaries of such issuers, and (iv) and investments or co-investments made by a Brookfield Group Member in or alongside any of the entities or accounts described in clauses (i), (ii) and (iii) above.
“Business” means the business, activities and operations of the Company Group Entities, including the sponsorship and management of the Company Funds.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by law to close.
“CSA” means Canadian Securities Administrators.
“Cash Percentage” means, with respect to each Limited Partner, the percentage set forth opposite its name on the Partner Election Schedule under the column titled “Cash Percentage”.
“Cash-out OCGH Limited Partner” means each OCGH Limited Partner listed on Annex III.
“Cash-out Performance Unit Holder” means each Performance Unit Holder listed on Annex VII.
“Client” means any Person to which any Company Group Entity provides Advisory Services pursuant to an Investment Advisory Arrangement. For the avoidance of doubt, “Client” shall not include any of the Company Group Entities.
“Closing BAM RSU Amount” means, with respect to each OCGH Limited Partner entitled to receive OCGH Exchange Consideration for their unvested OCGH Units in the form of BAM RSUs, an amount equal to its Unvested OCGH Consideration Amount.
“Closing BAM Share Amount” means, with respect to each OCGH Limited Partner, an amount equal to its BAM Share Percentage multiplied by its Vested OCGH Consideration Amount.
“Closing BN Share Amount” means, with respect to each OCGH Limited Partner, subject to the BN Limit, an amount equal to its BN Share Percentage multiplied by its Vested OCGH Consideration Amount.
“Closing BN Unit Amount” means, with respect to each OCGH Limited Partner, subject to the BN Limit, an amount equal to its BN Unit Percentage multiplied by its Vested OCGH Consideration Amount.

“Closing Cash Amount” means, (a) with respect to each OCGH Limited Partner, an amount equal to (i) its Cash Percentage multiplied by its Vested OCGH Consideration Amount plus (ii) its Closing BAM Fractional Share Amount (if any) multiplied by the BAM Reference Price plus (iii) its Closing BN Fractional Share Amount (if any) multiplied by the BN Reference Price, (b) with respect to each OEP Limited Partner, an amount equal to the sum of the applicable Adjusted Per Unit Amounts with respect to all OEP Units held by such OEP Limited Partner as of immediately prior to the Closing, and (c) with respect to each Phantom Unit Holder, an amount equal to the sum of the applicable Adjusted Per Unit Amounts with respect to all Phantom Units held by such Phantom Unit Holder as of immediately prior to the Closing.
“Closing Unvested Cash Amount” means, with respect to each Cash-out OCGH Limited Partner, an amount equal to its Unvested OCGH Consideration Amount.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Fund” means any investment fund or other vehicle (including any general or limited partnership, corporation, account, trust, limited liability company or other Entity and whether or not dedicated to a single investor, (a) organized, sponsored, promoted or controlled by any of the Company Group Entities or any of their respective Controlled Affiliates or (b) for which any of the entities described in clause (a) above acts as investment adviser, investment sub-adviser, general partner, managing member, manager, administrator or in a similar role; provided, however, that no Portfolio Company shall be a “Company Fund.”
“Company Group Entities” means (a) the OpCos, (b) the general partners of the OpCos, (c) OCH, (d) BOH, (e) direct or indirect Subsidiaries of the entities listed in clauses (a) – (d), and (f) Controlled Affiliates of the entities listed in clauses (a) – (d); provided, that “Company Group Entities” shall not include any Company Fund, any Subsidiary of any Company Fund or any Portfolio Company.
“Consent” means, as the context requires, any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption, variation, clearance or Order of, or registration, declaration or filing with, any Person, including any Governmental Authority.
“Contract” means any agreement, contract, arrangement, understanding, lease, sublease, license, mortgage, bond, note, instrument, understanding or other legally binding obligation or commitment, whether written or oral, and any amendments, modifications and supplements thereto.
“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall be deemed to Control such Person.
“Covered Taxes” means, without duplication:

(a) any liability for Taxes of OCGH (or ExchangeCo, as the successor or continuation thereof) for any Pre-Closing Tax Period, and any liability for Taxes of any Company Group Entity directly or indirectly owned by OCGH (or ExchangeCo) for any Pre-Closing Tax Period, in each case to the extent borne by OCGH (or ExchangeCo) or attributable to OCGH’s direct or indirect ownership interest in such Company Group Entity,
(b) any imputed underpayment (including any interest, penalties, and additions thereto), deficiency or similar liability imposed on OCGH (or ExchangeCo, as the successor or continuation thereof) or any Company Group Entity directly or indirectly owned by OCGH (or ExchangeCo) and to the extent attributable to OCGH’s (or ExchangeCo’s) direct or indirect ownership interest in such Company Group Entity, in each case with respect to any Pre-Closing Tax Period, including pursuant to Section 6225 of the Code or any analogous provision of state, local or non-U.S. law, regardless of whether OCGH, ExchangeCo or any other person makes, or is able to make, a valid push-out election under Section 6226 of the Code (or any analogous provision of state, local or non-U.S. law), and
(c) any liability for Taxes of OCGH, ExchangeCo (as the successor or continuation thereof), any Company Group Entity directly or indirectly owned by OCGH (or ExchangeCo), any Acquiror Party or any Affiliate thereof arising out of, resulting from, or imposed in connection with any liability to withhold or failure to withhold in respect thereof, and including any such liability imposed on any Acquiror Party or any Affiliate thereof as a successor, transferee, withholding agent, by contract or otherwise.
“DCSA” shall mean the Defense Counterintelligence and Security Agency within the U.S. Department of Defense.
“DCSA Notice” means the Parties have submitted a Commitment Letter to DCSA in a form acceptable to DCSA with respect to how the Parties intend to operate the applicable Controlled Portfolio Companies in accordance with the NISPOM.
“DDTC” has the meaning set forth in the definition of ITAR Pre-Notification Requirement.
“Encumbrance” means, whether arising under any Contract or otherwise, any options, preemptive rights, debts, claims, security interests, liens, encumbrances, pledges, mortgages, hypothecations, rights of first refusal, assessments, voting trust agreements, rights of first offer, proxies, title defects, rental, credit, factoring or conditional sale or other similar agreement on deferred terms and charges or other similar restrictions or limitations of any kind or nature.
“Entity” means a Person that is not a natural person.
“Exchanges” means, collectively, (i) the OEP Exchange and (ii) the OCGH Exchange.
“Exchange Agreement Amendments” means collectively (i) the OCGH Exchange Agreement Amendment and (ii) the OEP Exchange Agreement Amendment.

“ExchangeCo Partnership Agreement” has the meaning set forth in the recitals.
“Excluded 2025 Q4 Tax Distribution Amount” means an amount per OCGH Unit equal to the product of (a) such OCGH Unit’s allocable share of OCGH’s net taxable income for the period beginning October 1, 2025, and ending December 31, 2025, as mutually agreed by the Partner Representative and Acquiror, multiplied by (b) twenty-five percent (25%).
“Expiration Date” has the meaning set forth in Section 10.15(b).
“Financial Services Laws” means any law or regulation in any jurisdiction by which an entity must be licensed under and in compliance with in order to provide financial services in its respective jurisdiction.
“Foreign Investment Law” means any Law that is designed or intended to protect the national security or the national economy of any nation, or prohibit, restrict or regulate foreign investment.
“Fraud” means, with respect to a Party, an actual and intentional fraud under Delaware common law committed by such Party with respect to the making by it of the express representations and warranties set forth herein. For the avoidance of doubt, Fraud shall not include any claim based on constructive knowledge, negligent misrepresentation or any similar theory.
“Fund Documentation” means, with respect to each Company Fund, the limited partnership agreement or equivalent Organizational Document of such Company Fund and any advisory, management, sub-advisory, sponsorship or other agreements with respect to such Company Fund, as well as the then-current registration statement or offering memorandum (if any) of such Company Fund, together with the subscription agreements for such Company Fund and any Side Letters or similar agreements with investors therein, in each case, that is in effect as of the date hereof.
“GAAP” means United States generally accepted accounting principles and practices as in effect on the date of this Agreement (unless a different period is expressly stated in this Agreement), consistently applied.
“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic Entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court and any Self-Regulatory Organization.
“Guaranteed Obligations” has the meaning set forth in Section 10.15(a).
“Guarantors” has the meaning set forth in Section 10.15(a).
“Guaranty” has the meaning set forth in Section 10.15(a).

“Guaranty Enforcement Notice” has the meaning set forth in Section 10.15(d).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Investment Advisory Arrangement” means a Contract under which any Company Group Entity performs Advisory Services for any Company Fund or any other Person (other than any Company Group Entity).
“IRS” means the United States Internal Revenue Service.
“ITAR” means the International Traffic in Arms Regulations, as set forth in 22 C.F.R. Parts 120 to 130.
“ITAR Pre-Notification Requirement” means the submission by the Company Group Entities of any required notice (including all required accompanying materials) to the Directorate of Defense Trade Controls (“DDTC”) via registered mail or email at least 60 days in advance of Closing, as provided for in 22 C.F.R. § 122.4(b) and DDTC’s 60-Day Notice Guidance.
“Knowledge of the Acquiror Parties” means the knowledge of Justin Beber, Nicholas Goodman, Hadley Peer Marshall and Craig Noble, in each case, after reasonable inquiry.
“Knowledge of the Oaktree Parties” means the knowledge of Robert O’Leary, Armen Panossian, Howard Marks and Bruce Karsh, in each case, after reasonable inquiry.
“Law” means all U.S. and non-U.S. federal, state, provincial or local laws, statutes, ordinances, Orders, administrative interpretation or rules of common law, codes, regulations, directives, rules, other civil and other codes and any other requirements which have the similar effect of any Governmental Authority.
“Losses” means, with respect to any Person, any losses, liabilities, claims, judgments, fines, costs, damages, deficiencies, Taxes, penalties, fines or expenses (including interest, penalties, attorneys’ and other professionals’ fees and expenses, and court costs) against or affecting such Person; provided that, Losses will not include “punitive” damages unless such punitive damages are actually paid to a third-party.
“Limited Partners” has the meaning set forth in the recitals.
“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act.
“NISPOM” means the National Industrial Security Program Operating Manual rule, codified at 32 C.F.R. Part 117 and any supplements, amendments or revisions thereto.
“Oaktree Fundamental Representations” means, collectively, the representations and warranties contained in Section 3.1 (Organization), Section 3.2(a) (Authority; Validity of Agreements), Section 3.2(b)(ii) (No Violations with Respect to Organizational Documents), Section 3.3 (Title), Section 3.6 (Brokers and Finders), Section 4.1 (Organization, Etc.), Section

4.2 (Capital Structure), Section 4.4(a)(ii) (No Conflicts with respect to Organizational Documents) and Section 4.5 (Brokers and Finders).
“Oaktree Material Adverse Effect” means any Effect which, individually or together with any other Effects, has had, or would reasonably be expected to have, a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company Group Entities, taken as a whole or (b) the ability of the Oaktree Parties to timely perform their respective obligations under this Agreement and the other Transaction Documents or that would materially impede, interfere with, hinder or delay the Oaktree Parties from consummating the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that solely for the purposes of the foregoing clause (a), no Effect resulting from or arising out of any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, an “Oaktree Material Adverse Effect”: (i) Effects that generally affect the industries or segments in which the Company Group Entities principally operate (including legal and regulatory changes after the date hereof); (ii) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto; (iii) Effects affecting financial, credit or capital markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (iv) Effects caused by or resulting from an outbreak or escalation of hostilities, acts of terrorism, military action, political instability or other national or international calamity, crisis or emergency, an act of God, flood, hurricane, earthquake, other natural disaster, pandemic, epidemic or disease outbreak, or other nationally declared public health event, including the material worsening of any of the foregoing, or any Law or Order issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, any such public health event; (v) Effects arising from changes occurring after the date hereof in Taxes, accounting principles or Laws (or the interpretation thereof); (vi) Effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby other than with respect to any representation that specifically addresses the effects of the transactions contemplated hereby; (vii) the failure to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (but not the Effects underlying such failure to the extent such Effects would otherwise constitute or contribute to an Oaktree Material Adverse Effect under this definition) or (viii) Effects of actions taken at the request of the Acquiror Parties or in connection with post-closing integration of the Company Group Entities; provided, however, that “Oaktree Material Adverse Effect” shall include any Effects arising out of or attributable to the matters described in clauses (i) through (v) above to the extent that the Company Group Entities, taken as a whole, are materially disproportionately affected relative to similarly situated other participants in the industries or geographies in which the Company Group Entities operate.
“Oaktree Reporting Document” means all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by

BOH with the SEC under the Securities Act and/or the Securities Exchange Act, together with any amendments, restatements or supplements thereto.
“OCGH” has the meaning set forth in the preamble.
“OCGH Cash Reserves” means the aggregate amount, without duplication, of all cash transferred by OCGH to ExchangeCo (as the successor or continuation of OCGH) pursuant to the Closing Transactions, determined as of immediately following the Closing (and net of the settlement of all Excluded Liabilities) in accordance with GAAP. For the avoidance of doubt, OCGH Cash Reserves shall exclude (a) any cash distributed prior to the Closing and (b) the aggregate amount of any outbound checks, drafts, ACH payments and wires issued as of immediately following the Closing that have not yet cleared.
“OCGH Exchange Agreement” means that certain Fifth Amended and Restated Exchange Agreement, dated as of April 14, 2024, as amended from time to time, including by the OCGH Exchange Agreement Amendment.
“OCGH Exchange Agreement Amendment” means that certain Amendment No. 1 to the OCGH Exchange Agreement, dated as of the date hereof, in the form attached hereto as Exhibit C.
“OCGH Limited Partners” has the meaning set forth in the recitals.
“OCGH Partnership Agreement” means that certain Seventh Amended and Restated Limited Partnership Agreement of OCGH, dated as of December 31, 2023.
“OCGH Partnership Agreement Amendment” means that certain Amendment No. 1 to the OCGH Partnership Agreement to be entered into prior to the Closing and in the form to be mutually agreed by the Oaktree Parties and the Acquiror Parties.
“OCGH Phantom Unit” has the meaning set forth in the recitals.
“OCH” has the meaning set forth in the preamble.
“OCM” has the meaning set forth in the recitals.
“OEP” has the meaning set forth in the preamble.
“OEP Base Value” means the amount set forth on Annex VI.
“OEP Exchange Agreement” means that certain Second Amended and Restated Exchange Agreement, dated as of April 4, 2025, as amended from time to time, including by the OEP Exchange Agreement Amendment.
“OEP Exchange Agreement Amendment” means that certain Amendment No. 1 to the Second Amended and Restated Exchange Agreement, dated as of the date hereof, in the form attached hereto as Exhibit D.

“OEP Limited Partners” has the meaning set forth in the recitals.
“OEP Partnership Agreement” means the certain Third Amended and Restated Limited Partnership Agreement of OEP, dated as of December 31, 2023.
“OEP Partnership Agreement Amendment” means that certain Amendment No. 1 to the OEP Partnership Agreement to be entered into prior to the Closing and in the form to be mutually agreed by the Oaktree Parties and the Acquiror Parties.
“OEP Phantom Unit” has the meaning set forth in the recitals.
“OEP II” has the meaning set forth in the preamble.
“OEP II Exchange Agreement” means the “OEU Exchange Agreement” as such term is defined in the OEP II Partnership Agreement, as amended by the OEP II Exchange Agreement Amendment.
“OEP II Limited Partners” has the meaning set forth in the recitals.
“OEP II Partnership Agreement” means certain Second Amended and Restated Limited Partnership Agreement of OEP II, dated as of July 24, 2025.
“OEP II Partnership Agreement Amendment” means that certain Amendment No. 1 to the OEP II Partnership Agreement to be entered into at or prior to the Closing and in the form to be mutually agreed by the Oaktree Parties and the Acquiror Parties.
“OpCo” means each of Oaktree Capital I, L.P., Oaktree Capital II, L.P. (including each series thereof), OCM, Oaktree Investment Holdings, L.P., Oaktree AIF Investments, L.P., each a Delaware limited partnership, and Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership.
“OpCo Unit” means the aggregate of one unit of a particular class in each of the OpCos, representing an equity interest in each such entity. The OpCo Units include “Common Units”, “Class P Common Units”, “Class P Preferred Units” and “Class T Units” (each as defined in the applicable OpCo partnership agreements).
“Order” means any judgment, outstanding order, injunction, stipulation, award or decree of any U.S. federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding of any Governmental Authority.
“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws; with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership or operating agreement; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement; with respect to any Person that is a trust or other Entity, its declaration or agreement of trust or its constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.
“Participating OEP II Units” has the meaning set forth in the recitals.
“Party” or “Parties” has the meaning set forth in the preamble.
“Partner Percentage” means, with respect to any Limited Partner or Phantom Unit Holder, the percentage set forth opposite such Limited Partner’s or Phantom Unit Holder’s name under the column titled “Partner Percentage” on Annex I. For the avoidance of doubt, as of any date from and after the Closing, the sum of the Partner Percentages of all of the Limited Partners and Phantom Unit Holders as of any date shall equal 100%.
“Partner Representative” has the meaning set forth in the preamble.
“Partnership Agreement Amendments” means collectively (i) the OCGH Partnership Agreement Amendment, (ii) the OEP Partnership Agreement Amendment and (iii) the OEP II Partnership Agreement Amendment.
“Pass-Through Income Tax Return” means any Tax Return filed or required to be filed with any Taxing Authority with respect to any Pass-Through income Taxes (including, but not limited to, IRS Form 1065 and Schedules K-1, K-2 and K-3, and any similar Tax Returns or successor forms).
“Pass-Through Income Taxes” means any income Taxes with respect to the operations of the businesses of any Partnership or Company Group Entity if such Partnership’s or Company Group Entity’s direct or indirect equity holders would be liable as a matter of Law for such income Taxes (e.g., the income Tax liability for items of income, gain, loss, deduction and credit is passed through to the beneficial owners with respect to any Partnership for U.S. federal (and applicable state and local) income Tax purposes).
“Permitted Encumbrance” means: (a) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been maintained on the Company Financial Statements in accordance with GAAP; (b) Encumbrances imposed by Applicable Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness and (ii) do not render title to the property encumbered thereby unmarketable; and (e) Encumbrances that do not, individually or in the aggregate, materially adversely affect the value of or the use of property for its current and anticipated purposes.
“Person” means any natural person or any firm, partnership, limited partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust,

business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.
“Phantom Unit” has the meaning set forth in the recitals.
“Phantom Unit Holder” has the meaning set forth in the recitals.
“Portfolio Companies” means any Person in which any Company Fund holds any direct or indirect (including through any special purpose vehicles or other intermediate vehicles) investment. For the avoidance of doubt, in no event shall a Portfolio Company be a Company Group Entity or a Subsidiary of the Company Group Entities hereunder.
“Pre-Closing Distribution Amount” means the cumulative amount of any distributions that are made (or deemed to have been made) to each OCGH Unit after October 13, 2025 prior to the Closing (for the avoidance of doubt, including tax distributions), other than (a) a distribution made in November 2025 that does not exceed $0.48 per OCGH Unit and (b) the Excluded 2025 Q4 Tax Distribution Amount.
“Pre-Closing Tax Period” means, with respect to the applicable Person, any taxable period of such Person ending on or before the Closing Date, and the portion of any Straddle Period ending on (and including) the Closing Date.
“Proceeding” means any judicial, administrative or arbitral action, cause of action, suit, claim, charge, demand, citation, summons, subpoena, investigation, litigation, administrative proceeding, examination, audit, review, inquiry or other proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by, on behalf of, or before any court, tribunal, arbitrator or other Governmental Authority.
“Push Out Election” means an election under Section 6226 of the Code, including under Section 6226(b)(4)(A)(ii)(I) of the Code, and any similar election under state or local law.
“Related Party” means (a) any Limited Partner or any member, partner or other equity holder of, or employee, officer, manager or director or nominee for director of, any Limited Partner or any Company Group Entity, (b) any spouse, child, stepchild, spouse of a child, parent, stepparent, parent of a spouse, sibling, sibling of a spouse or grandchild of any of the natural persons listed in clause (a) above, (c) any Affiliate of any of the Persons listed in subclauses (a) or (b) above, (d) any corporation or organization of which such Person listed in clause (a) or (b) above is an officer or director or is directly or indirectly the beneficial owner of more than 5% of any class of equity securities, other than any Company Group Entity, any Company Fund or any Portfolio Company, and (e) any trust or other estate in which any of the Persons listed in clause (a) or (b) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, other than any Company Group Entity, any Company Fund or any Portfolio Company.

“Representatives” means, with respect to any Person, such Person’s equityholders, partners, members, officers, directors, employees, consultants, agents, attorneys, accountants, advisors, financing sources and other representatives.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Securities Exchange Act” means the Securities Exchange Act of 1934.
“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States, each non-U.S. securities exchange, and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance Company or agents, investment Company or investment advisers, or to the jurisdiction of which any Company Group Entity or any Company Fund is subject.
“Side Letter” means any agreement or instrument (other than Organizational Documents for the Company Funds) relating to or affecting any Company Fund that provides for consideration (whether in the form of payments reimbursement, waivers, reductions, offsets, capacity rights, enhanced liquidity, enhanced transparency or otherwise) to investors or other Persons of any amounts, contingent or otherwise, based on the management or performance of such Company Fund or that otherwise have the effect or have had the effect of establishing rights under, or altering or supplementing the terms of any other Fund Documentation, including all amendments, modifications and supplements thereto.
“Specified Permitted Encumbrances” means, in respect of any equity interest in the Oaktree Parties, the OpCos, the Company Group Entities or the Acquiror Parties (as applicable), (a) Encumbrances relating to the transferability of such interest under applicable securities Laws, (b) Encumbrances under the Organizational Documents of such Oaktree Party, OpCo, Acquiror Party or Company Group Entity that has issued such equity interest (provided that such Organizational Documents have been provided to Acquiror (in the case of the Company Group Entities, Oaktree Parties and OpCos) or the Partner Representative (in the case of the Acquiror Parties) prior to the date of this Agreement), and (c) Encumbrances arising out of the Transactions, this Agreement or any other Transaction Document (including the Partner Acknowledgment and Lock-Up Agreements).
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending thereafter.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal Entity of which such Person (either alone or through or together with any other Subsidiary) (a) is a general partner or managing member, or (b) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal Entity; provided, that “Subsidiary” shall not include any (i) Portfolio Companies, (ii) Company Funds, (iii) any portfolio investment held on such Person’s balance sheet, or (iv) as applied to Acquiror, any fund managed or controlled by Acquiror or its Affiliates or any portfolio company or investment of any such fund.
“Tax” means (a) any U.S. federal, state, local, non-U.S. and other taxes, assessments, levies, fees, imposts, duties and charges of whatever kind imposed by any Taxing Authority or similar authority, including any imputed underpayment and any taxes imposed on, or measured by, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, duties, transfer, registration, stamp, premium, real property, personal property, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording, whether computed on a separate, consolidated, unitary, combined or other basis and (b) any liability for the payment of any amount of a type described in clause (a) as a result of (i) being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto or (ii) any obligation to indemnify or otherwise assume or succeed to the liability of any other Person pursuant to a Tax Sharing Agreement, or as a successor or as a transferee; and in each of clauses (a) and (b), including any interest, penalties, or additions attributable thereto, imposed in connection therewith, or imposed with respect thereto.
“Tax Contest” means any Tax audit, examination, or judicial, administrative proceeding or other Proceeding, in each case relating to Taxes.
“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement, including any schedule or related or supporting information, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachment, amendment, or supplement thereto.
“Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar Contract or arrangement, whether or not written; provided, that “Tax Sharing Agreement” shall not include customary Contracts entered into in the ordinary course of business that are not primarily related to Taxes and do not involve the sale of any Subsidiary or of any material asset. For the avoidance of doubt, the TRA does not constitute a Tax Sharing Agreement.
“Taxing Authority” means the IRS or any other Governmental Authority responsible for the assessment, determination, imposition or collection of any Tax or any other authority exercising Tax regulatory authority,

“Taxpayer Representative” means, as applicable, “taxpayer representative”, “designated individual” or “tax matters partner” of any Company Group Entity that is treated as a partnership for applicable Tax purposes.
“Total Closing BAM RSU Consideration” means the sum of the Closing BAM RSU Amounts with respect to all Limited Partners.
“Total Closing BAM Share Consideration” means the sum of the Closing BAM Share Amounts with respect to all Limited Partners.
“Total Closing BN Unit Consideration” means the sum of the Closing BN Unit Amounts with respect to all Limited Partners.
“Total Closing BN Share Consideration” means the sum of the Closing BN Share Amounts with respect to all Limited Partners.
“Total Closing Cash Consideration” means the sum of the Closing Cash Amounts and Closing Unvested Cash Amounts with respect to all Limited Partners and Phantom Unit Holders.
“Total Closing Consideration” means the sum of the Adjusted Per Unit Amounts with respect to all Partnership Units held by the Limited Partners and all Phantom Units held by the Phantom Unit Holders.
“Transaction Documents” means, collectively, this Agreement, the ExchangeCo Partnership Agreement, the Exchange Agreement, the Partnership Agreement Amendments, the Exchange Agreement Amendments, the TRA Amendment, the Partner Acknowledgment and Lock-Up Agreements, the BAM RSU Award Agreements, the BAM Performance Unit Award Agreements, the BAM RSU Plan and any other agreement, instrument or Contract entered into in connection with this Agreement, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Pre-Closing Transactions and the Closing Transactions (including the OCGH Exchange and the OEP Exchange).
“Transfer” means any sale, assignment, exchange, transfer, acquisition (whether by purchase, issuance, merger, consolidation or other business combination) or other disposition, whether in a single transaction or a series of related transactions.
“Transfer Taxes” means all transfer, documentary, intangible, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with, or resulting from, this Agreement and the transactions contemplated hereby.
“Treasury Regulations” means the final and temporary U.S. federal tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.

“Unvested OCGH Consideration Amount” means, with respect to each OCGH Limited Partner, an amount equal to the sum of the applicable Adjusted Per Unit Amounts with respect to all unvested OCGH Units held by such OCGH Limited Partner as of immediately prior to the Closing.
“Vested OCGH Consideration Amount” means, with respect to each OCGH Limited Partner, an amount equal to the sum of the applicable Adjusted Per Unit Amounts with respect to all vested OCGH Units held by such OCGH Limited Partner as of immediately prior to the Closing.
“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, of or under this Agreement in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would cause a material breach of this Agreement.
Section 1.2    Other Defined Terms.

Term	Section
Acquiror	Recitals
Acquiror Parties	Recitals
Allocation Notice	Section 2.5(i)(xviii)
Bankruptcy and Equity Exception	Section 3.2(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Transactions	Recitals
Closing BAM RSUs……………………………………	Section 2.1(b)
Closing BAM Fractional Share Amount	Section 2.3(b)
Closing BAM Shares	Section 2.1(b)
Closing BN Fractional Share Amount	Section 2.3(b)
Effect	Definition of “Acquiror Parties Material Adverse Effect”
Equity Rights	Section 4.2(a)
Equityholder	Section 10.14(a)
Earnout Amount	Section 2.5(i)
Earnout Dispute	Section 2.5(d)
Earnout Dispute Notice	Section 2.5(d)
Earnout Dispute Period	Section 2.5(d)
Earnout Measurement Period	Section 2.5(a)
Earnout Statement	Section 2.5(a)
Non-Recourse Parties	Section 10.13
Partner Representative	Preamble
Pre-Closing Tax Contest	Section 6.7(c)(i)
Pre-Closing Transactions	Recitals
Proposed Earnout Amount	Section 2.5(a)
Proposed Purchase Price Allocation	Section 2.5(i)(xviii)
Required Deliverables	Section 2.3(a)(i)
Termination Date	Section 9.1(e)

ARTICLE II

TRANSACTIONS
Section 2.1    Closing Transactions.
(a)    Subject to the terms and conditions of this Agreement, at the Closing, the Closing Transactions shall be effected in the order and manner set forth in Exhibit B, pursuant to which (among other things):

(i)    Brookfield US Company LLC, a Delaware limited liability company (“BUSC”), shall purchase and acquire from OCH, and OCH shall sell, assign, transfer and deliver to BUSC, all of the outstanding limited liability company interests in Oaktree Capital I GP, LLC, in exchange for $1.00;
(ii)    each OEP II Unit (other than a Participating OEP II Unit) issued and outstanding immediately prior to the Closing shall be cancelled and extinguished, and no payment shall be made with respect thereto, and each Participating OEP II Unit shall become entitled to receive the incentive earnout payments pursuant to Section 2.5 (and as agreed pursuant to Section 2.8);
(iii)    pursuant to the OEP Exchange, each OEP Limited Partner shall transfer to Acquiror, and Acquiror shall acquire from such OEP Limited Partner, all of such OEP Limited Partner’s right, title and interest in and to each OEP Unit held by such OEP Limited Partner, free and clear of all Liens (other than transfer restrictions imposed by applicable Law), in exchange for the right to receive cash in the amount of the applicable Adjusted Per Unit Amount payable to the holder of such OEP Unit at such time and in the manner as is provided in Section 2.3;
(iv)    immediately following the OEP Exchange, OEP shall liquidate and distribute all of the OpCo Units held by OEP to Acquiror;
(v)    pursuant to the OCGH Exchange, each OCGH Limited Partner that holds vested OCGH Units and has elected pursuant to its Election Form (or is deemed to have elected) to receive cash, BAM Shares and/or BN Shares for all or any portion of its vested OCGH Units, shall transfer to Acquiror, and Acquiror shall acquire from such OCGH Limited Partner, all of such OCGH Limited Partner’s right, title and interest in and to each vested OCGH Unit held by such OCGH Limited Partner that such OCGH Limited Partner has elected (or is deemed to have elected) to exchange for such form(s) of consideration, in exchange for the right to receive (x) the form(s) of consideration elected by the holder of such OCGH Unit in its Election Form (or is deemed to have elected) as set forth in the Partner Election Schedule in the amount of the applicable Adjusted Per Unit Amount payable to the holder of such OCGH Unit at such time and in the manner as is provided in Section 2.3, and (y) cash in the applicable amount payable (if any) to the holder of such OCGH Unit in accordance with Section 2.5 (Incentive Earnout);
(vi)    pursuant to the OCGH Exchange, each OCGH Limited Partner that holds unvested OCGH Units shall transfer to Acquiror, and Acquiror shall acquire from such OCGH Limited Partner, all of such OCGH Limited Partner’s right, title and interest in and to each unvested OCGH Unit held by such OCGH Limited Partner, in each case, free and clear of all Liens (other than transfer restrictions imposed by applicable Law), in exchange for the right to receive (A) in the case of an OCGH Limited Partner entitled to receive OCGH Exchange Consideration for their unvested OCGH Units in the form of BAM RSUs, a number of BAM RSUs, pursuant to and subject to the terms and conditions of such OCGH Limited Partner’s BAM RSU Award Agreement, equal to (1) the applicable Adjusted Per Unit Amount payable to the holder in respect of such unvested OCGH Unit divided by (2) the BAM Reference Price, at such time and in the manner as is provided in Section 2.3, which BAM RSUs shall be subject to the vesting, forfeiture, transfer restrictions and other terms and conditions set forth in such OCGH Limited Partner’s BAM RSU Award Agreement, (B) in the case of a Cash-out OCGH Limited Partner, upon vesting in accordance with the terms and conditions set forth in Section 2.10, cash in the applicable amount payable to the holder of such unvested OCGH Unit in accordance with Section 2.10, and (C) upon vesting in accordance with the terms and conditions set forth in Section 2.5(a), cash in the applicable amount payable (if any) to the holder of such unvested OCGH Unit in accordance with Section 2.5 (Incentive Earnout), and each unvested OCGH Unit so acquired by Acquiror shall then be immediately cancelled and extinguished by OCGH;
(vii)    each Performance Unit issued and outstanding immediately prior to the Closing shall be cancelled and extinguished, in exchange for the right to earn, pursuant to and subject to the vesting, forfeiture, transfer restrictions and other terms and conditions of such Performance Unit Holder’s BAM Performance Unit Award Agreement, (I) in the case of a Performance Unit Holder (other than a Cash-out Performance Unit Holder), up to a number of BAM RSUs equal to (1) the product of (A) the applicable Adjusted Per Unit Amount payable to the holder in respect of such Performance Unit, multiplied by (B) the number of BAM RSUs earned based on the achievement of the performance targets described in such Performance Unit Holder’s BAM Performance Unit Award Agreement, divided by (2) the RSU Award Price (as defined in the BAM RSU Plan), at such time and in the manner as is provided in Section 2.3, (II) in the case of a Cash-out Performance Unit Holder only, up to an amount in cash equal to the product of (A) the applicable Adjusted Per Unit Amount payable to the holder in respect of such Performance Unit, multiplied by (B) the portion of such cash earned based on the achievement of the performance targets described in such Performance Unit Holder’s BAM Performance Unit Award Agreement, at such time and in the manner as is provided in Section 2.3, and (III) upon vesting in accordance with the terms and conditions set forth in Section 2.5(a), cash in the applicable amount payable (if any) to the holder of such Performance Unit in accordance with Section 2.5 (Incentive Earnout);
(viii)    each Phantom Unit issued and outstanding immediately prior to the Closing shall be cancelled and extinguished, in exchange for the right to receive (A) cash in the amount of the applicable Adjusted Per Unit Amount payable to the holder of such Phantom Unit at such time and in the manner as is provided in Section 2.3 and (B) in the case of OCGH Phantom Units only, cash in the applicable amount payable (if any) to the holder of such OCGH Phantom Unit in accordance with Section 2.5 (Incentive Earnout);
(ix)    immediately following the transactions described in Sections 2.1(a)(vi) and (vii) above, Acquiror shall tender to OCGH for redemption, and OCGH shall redeem from Acquiror, all of the OCGH Units acquired by Acquiror pursuant to Section 2.1(a)(vi) above, in exchange for a pro rata portion of the OpCo Units held by OCGH;
(x)    immediately following the transactions described in Section 2.1(a)(x) above, OCGH shall contribute all of its remaining assets to ExchangeCo, including all of the remaining OpCo Units held by OCGH, all of the outstanding Class B Units held by OCGH and all cash and cash equivalents held by OCGH, in exchange for all of the Closing BN Units;
(xi)    immediately following the transactions described in Section 2.1(a)(xi) above and pursuant to the OCGH Exchange, OCGH shall liquidate and, in connection therewith, each OCGH Limited Partner that holds vested OCGH units and has elected pursuant to its Election Form to receive BN Units for all or any portion of its vested OCGH Units shall tender to OCGH for redemption, and OCGH shall redeem from such OCGH Limited Partner, all of such OCGH Limited Partner’s right, title and interest in and to each vested OCGH Unit held by such OCGH Limited Partner that such OCGH Limited Partner has elected to exchange for BN Units, in each case, free and clear of all Liens (other than transfer restrictions imposed by applicable Law), in exchange for the right to receive (x) the number of BN Units elected by the holder of such OCGH Unit in its Election Form (or is deemed to have elected) as set forth in the Partner Election Schedule in the amount of the applicable Adjusted Per Unit Amount payable to the holder of such OCGH Unit at such time and in the manner as is provided in Section 2.3, and (y) cash in the applicable amount payable (if any) to the holder of such OCGH Unit in accordance with Section 2.5 (Incentive Earnout);
(xii)    immediately following the transactions described in Section 2.1(a)(xii) above, ExchangeCo Acquiror shall contribute to ExchangeCo all of ExchangeCo Acquiror’s right, title and interest in and to a number of applicable OpCo Units in OCM received by ExchangeCo Acquiror pursuant to the Transactions, and in exchange for such contribution ExchangeCo shall issue to ExchangeCo Acquiror a corresponding number of common units of ExchangeCo representing 100% of the issued and outstanding common units of ExchangeCo; and
(xiii)    ExchangeCo GP shall be admitted as the general partner of ExchangeCo (and effective as of immediately following its admission, Atlas Top LLC shall withdraw as general partner of ExchangeCo).
(b)    Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid to the Limited Partners and Phantom Unit Holders in connection with the Closing Transactions, including the Exchanges (in each case, to the applicable recipients thereof as described in this Agreement and the Closing Transactions), shall consist of: (i) an aggregate amount in cash equal to the Total Closing Cash Consideration, (ii) an aggregate number of BAM Shares (the “Closing BAM Shares”) equal to (A) the Total Closing BAM Share Consideration, divided by (B) the BAM Reference Price, (iii) an aggregate number of BAM RSUs (the “Closing BAM RSUs”) equal to (A) the Total Closing BAM RSU Consideration, divided by (B) the BAM Reference Price, (iv) an aggregate number of BN Shares (the “Closing BN Shares”) equal to (A) the Total Closing BN Share Consideration, divided by (B) the BN Reference Price, (v) an aggregate number of BN Units (the “Closing BN Units”) equal to (A) the Total Closing BN Unit Consideration, divided by (B) the BN Reference Price, and (vi) cash in the amount payable (if any) to each of the OCGH Limited Partners, the OCGH Phantom Unit Holders, Performance Unit Holders and OEP II Limited Partners holding Participating OEP II Units in accordance with Section 2.5 (Incentive Earnout).

(c)    Notwithstanding anything to the contrary herein or in the Election Forms, the sum of the Total Closing BN Share Consideration and Total Closing BN Unit Consideration shall not exceed fifty percent (50%) of the Total Closing Consideration (the “BN Limit”), and in the event the Election Forms delivered by the OCGH Limited Partners would otherwise result in the Total Closing BN Share Consideration and Total Closing BN Unit Consideration exceeding the BN Limit, the BN Share Percentages and BN Unit Percentages of the OCGH Limited Partners shall be pro-rated such that the BN Limit is not exceeded, and each OCGH Limited Partner’s Cash Percentage and/or BAM Share Percentage shall be proportionally increased (to the extent such OCGH Limited Partner has elected any of such forms of consideration, or if such OCGH Limited Partner had only elected BN Shares and/or BN Units, then its Cash Percentage shall be proportionally increased) by the extent to which their BN Share Percentage and BN Unit Percentage is pro-rated.
Section 2.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Closing Transactions, including the Exchanges (the “Closing”), shall take place remotely through mutual electronic exchange of transaction documents in portable document format by electronic mail on the third (3rd) Business Day following the satisfaction all of the conditions to the Closing set forth in Article VII (Conditions Precedent to Obligations of the Acquiror Parties) and Article VIII (Conditions Precedent to Obligations of the Oaktree Parties) (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or on such other date that the Partner Representative and Acquiror may agree in writing (e-mail being sufficient); provided that, in the event that such date falls on a day that is less than fifteen (15) Business Days prior to the end of a calendar quarter, the Closing shall occur on the first (1st) Business Day of the next calendar quarter (subject to the continued satisfaction or waiver of all of the conditions to the Closing set forth in Article VII (Conditions Precedent to Obligations of the Acquiror Parties) and Article VIII (Conditions Precedent to Obligations of the Oaktree Parties) (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions)). The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.3    Deliveries at Closing.
(a)    Closing Cash Consideration. At the Closing, Acquiror shall pay, or cause to be paid, by wire transfer of immediately available funds:
(i)    to OCGH or its designee, as paying agent on behalf of each Limited Partner or Phantom Unit Holder who shall have duly executed and delivered to the Acquiror Parties all documents (including each Transaction Document to which it is a party, including its applicable form of Partner Acknowledgment and Lock-Up Agreement) or other deliverables that such Person is required to execute and deliver pursuant to this Section 2.3 (collectively, such Limited Partner’s or Phantom Unit Holder’s “Required Deliverables”), by wire transfer of immediately available funds to the account or accounts designated in writing by OCGH, cash in the amount of such Limited Partner’s or Phantom Unit Holder’s (i) Closing Cash

Amount and (ii) 2026 Earnout Amount (if any), which shall be promptly disbursed to each such Limited Partner or Phantom Unit Holder by OCGH; provided, that OCGH or its designee may deduct from such disbursement to a Limited Partner any amount owed by such Limited Partner to any Oaktree Party or its Affiliates, including without limitation in connection with any outstanding loans made by a Oaktree Party or its Affiliates to such Limited Partner.
(b)    Closing Share and Unit Consideration. At the Closing, the applicable Acquiror Party shall deliver, or cause to be delivered, free and clear of all Encumbrances other than Specified Permitted Encumbrances, to each applicable Limited Partner who shall have duly executed and delivered to the Acquiror Parties all Required Deliverables:
(i)    a number of Closing BAM Shares equal to such Limited Partner’s Closing BAM Share Amount divided by the BAM Reference Price and rounded down to the nearest whole number (and such difference between the actual calculated amount and the rounded amount, the “Closing BAM Fractional Share Amount”);
(ii)    a number of Closing BAM RSUs equal to such Limited Partner’s Closing BAM RSU Amount divided by the BAM Reference Price;
(iii)    a number of Closing BN Shares equal to such Limited Partner’s Closing BN Share Amount divided by the BN Reference Price and rounded down to the nearest whole number (and such difference between the actual calculated amount and the rounded amount, the “Closing BN Fractional Share Amount”); and
(iv)    a number of Closing BN Units equal to such Limited Partner’s Closing BN Unit Amount divided by the BN Reference Price.
(c)    Oaktree Party and Limited Partner Deliverables. At or prior to the Closing, the Partner Representative shall deliver, or cause to be delivered to Acquiror:
(i)    duly executed instruments of assignment evidencing the transfer of all of the Partnership Units (other than OEP II Units) held by each Limited Partner to the applicable transferees in accordance with the Closing Transactions, free and clear of all Liens (other than transfer restrictions imposed by applicable Law), in form and substance reasonably acceptable to Acquiror, duly executed by or on behalf of each Limited Partner, together with (if applicable) any other documents as are reasonably necessary to convey and vest in such applicable transferees all right, title and interest in and to such Partnership Units, free and free and clear of all Liens (other than transfer restrictions imposed by applicable Law);
(ii)    duly executed instruments of assignment evidencing the transfer of all of the Acquired Oaktree Interests to the applicable transferees in accordance with the Closing Transactions, free and clear of all Liens (other than transfer restrictions imposed by applicable Law), in form and substance reasonably acceptable to Acquiror, duly executed by each of OCGH and OEP, together with (if applicable) any other documents as are reasonably necessary to convey and vest in the applicable transferees all right, title and interest in and to such Acquired

Oaktree Interests, free and free and clear of all Liens (other than transfer restrictions imposed by applicable Law);
(iii)    such other duly executed instruments necessary to evidence the Closing Transactions, in form and substance reasonably acceptable to Acquiror, duly executed by the applicable Oaktree Parties (or their Affiliates);
(iv)    a duly executed counterpart signature page from each Limited Partner that is entitled to receive any Closing BN Units to each of (A) the ExchangeCo Partnership Agreement and (B) the Exchange Agreement;
(v)    a duly executed counterpart signature page from each Limited Partner, Phantom Unit Holder and the Performance Unit Holder to their respective Partner Acknowledgment and Lock-Up Agreements;
(vi)    a duly executed counterpart signature page from each Limited Partner that is entitled to receive any BAM RSUs to such Limited Partner’s BAM RSU Award Agreement;
(vii)    a duly executed counterpart signature page from each Performance Unit Holder to such Performance Unit Holder’s BAM Performance Unit Award Agreement;
(viii)    a duly completed and properly executed IRS Form W-9 or IRS Form W-8, as applicable, for each Limited Partner, Phantom Unit Holder and Performance Unit Holder (and in the event that such Limited Partner, Phantom Unit Holder or Performance Unit Holder is a disregarded entity for U.S. federal income Tax purposes, a W-9 or W-8, as applicable, of such Limited Partner’s, Phantom Unit Holder’s or Performance Unit Holder’s regarded owner for U.S. federal income tax purposes);
(ix)    evidence of the cancellation of each Phantom Unit, Performance Unit, OEP II Unit (other than Participating OEP II Units), and the transfer or cancellation (as applicable) of each OpCo Unit held by OEP II, in each case, in form and substance reasonably acceptable to Acquiror;
(x)    evidence of the termination of each Contract pursuant to Section 6.11, in form and substance reasonably acceptable to Acquiror;
(xi)    a duly executed counterpart signature page from each applicable Oaktree Party (or its Affiliate) to the Contract amendments pursuant to Section 6.12; and
(xii)    a duly executed counterpart signature page from each applicable Oaktree Party (or its Affiliate) to the TRA Amendment.
(d)    Acquiror Party Deliverables. At or prior to the Closing, the Acquiror Parties shall deliver, or cause to be delivered to the Partner Representative a duly executed counterpart signature page from the applicable Acquiror Parties and their respective applicable Affiliates to each of:

(i)    the ExchangeCo Partnership Agreement;
(ii)    the Exchange Agreement;
(iii)    the Partner Acknowledgment and Lock-Up Agreements;
(iv)    the BAM RSU Award Agreements;
(v)    the BAM Performance Unit Award Agreements; and
(vi)    the TRA Amendment.
(e)    Each Limited Partner, Phantom Unit Holder or Performance Unit Holder entitled to any consideration under this Article II who has not duly executed and delivered its Required Deliverables prior to the Closing shall not receive any portion of the Total Closing Consideration unless and until such Required Deliverables are duly executed and delivered. Following the Closing, any such Limited Partner, Phantom Unit Holder or Performance Unit Holder may duly execute and deliver such Required Deliverables to the Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor the portion of the consideration deliverable in respect thereof as determined in accordance with this Agreement without any interest thereon. For the avoidance of doubt, a Limited Partner’s, Phantom Unit Holder’s or Performance Unit Holder’s failure to duly execute and deliver any Required Deliverables prior to the Closing shall only result in the effects set forth in this Section 2.3(e), and shall not prevent the occurrence of the Closing. Notwithstanding any provision of this Agreement to the contrary, none of the Parties shall be liable to any current or former Limited Partner, Phantom Unit Holder or Performance Unit Holder with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law.
Section 2.4    Closing Consideration Statement. Attached as Annex V hereto is a statement (the “Closing Consideration Statement”) containing a schedule of (i) the number of vested and unvested Partnership Units owned by each Limited Partner as of the date hereof, the number of vested and unvested Phantom Units owned by each Phantom Unit Holder as of the date hereof and the number of vested and unvested Performance Units owned by each Performance Unit Holder as of the date hereof, (ii) the Closing Cash Amount with respect to each Limited Partner and Phantom Unit Holder, (iii) the Closing Unvested Cash Amount with respect to each Cash-out OCGH Limited Partner, (iv) the Closing BN Share Amount and number of Closing BN Shares with respect to each Limited Partner, (v) the Closing BAM Share Amount and number of Closing BAM Shares with respect to each Limited Partner, (vi) the Closing BAM RSU Amount and number of Closing BAM RSUs with respect to each Limited Partner, and (vii) the Closing BN Unit Amount and number of Closing BN Units with respect to each Limited Partner, in each case, prepared in accordance with the definitions thereof and the Partner Election Schedule, but calculated as of the date hereof. No less than ten (10) Business Days prior to the anticipated Closing Date, Acquiror and the Partner Representative shall prepare and mutually agree upon a revised Closing Consideration Statement calculated as of the Closing Date together with a schedule of any Earnout Holders that have elected to be a Participating Holder with respect to the 2026 Earnout Election Period and the aggregate Earnout Amount Per Unit payable to each Participating Holder (the “2026 Earnout Amount”) with respect to its Applicable Earnout Units (the “Final Closing Consideration Statement”). None of the Acquiror Parties shall have any liability to any Person (including any Oaktree Party or any Limited Partner, Performance Unit Holder or Phantom Unit Holder) for any inaccuracy or omission in the Final Closing Consideration Statement, or the allocation of Total Closing Cash Consideration, Total Closing BAM Share Consideration, Total Closing BAM RSU Consideration, Total Closing BN Share Consideration, Total Closing BN Unit Consideration and calculations set forth therein, subject to actual payment of the amounts set forth in the Final Closing Consideration Statement to the Persons set forth therein in such amounts, and the Acquiror Parties shall be entitled to rely on such allocation in the Final Closing Consideration Statement in making such payments to such Persons. No Limited Partner shall be permitted to make any modification to its Election Form following the date hereof without the prior written consent of the Acquiror.
Section 2.5    Incentive Earnout.
(a)    During the period (i) in the case of the Earnout Election Period for the Earnout Measurement Period ended December 31, 2025, beginning on the date hereof and ending on a date determined by the Partner Representative that shall be no later than sixty (60) days after the Closing Date (the “2026 Earnout Election Period”), and (ii) in the case of each subsequent Earnout Election Period beginning January 1, 2027 and ending on the later of (x) sixty (60) days thereafter and (y) fifteen (15) days following the final determination of the Earnout Amount Per Unit pursuant to this Section 2.5 as repeated for each calendar year thereafter until through and including the period for 2031 (each, an “Earnout Election Period”), each OCGH Limited Partner, OCGH Phantom Unit Holder, Performance Unit Holder and OEP II Limited Partner holding Participating OEP II Units (collectively, the “Earnout Holders” and each, an “Earnout Holder”) shall have the right to make a one-time election to receive the applicable Earnout Amount Per Unit (if any) in respect of (v) each vested OCGH Unit that was held by such Earnout Holder as of immediately prior to the Closing, (w) subject to vesting in accordance with the last sentence of this Section 2.5(a), each unvested OCGH Unit that was held by such Earnout Holder as of immediately prior to the Closing, (x) subject to vesting in accordance with the last sentence of this Section 2.5(a), each Performance Unit that was held by such Earnout Holder as of immediately prior to the Closing, (y) each OCGH Phantom Unit that was held by such Earnout Holder as of immediately prior to the Closing and (z) each Participating OEP II Unit held by such Earnout Holder as of immediately prior to the Closing ((v), (w), (x), (y) and (z), together, such Earnout Holder’s “Applicable Earnout Units”), in each case, with respect to the three (3) consecutive fiscal years ending immediately prior to the Earnout Election Period in which such Earnout Holder exercises such right (its “Earnout Election Right”, and such period, the “Earnout Measurement Period”) by submitting an irrevocable election form to the Partner Representative in form and substance mutually agreed by the Partner Representative and Acquiror (an “Election Notice”) during the applicable Earnout Election Period; provided, that if an Earnout Holder does not exercise its Earnout Election Right prior to the end of the final Earnout Election Period in 2031, it shall automatically be deemed to have elected its Earnout Election Right with respect to the final Earnout Election Period in 2031; and provided, further, that the Partner Representative may require the Earnout Holders to make such election on the basis of the initial Earnout Amount Calculation proposed by Acquiror. For the avoidance of doubt, an Earnout Holder shall only have the right to exercise its Earnout Election Right and receive the corresponding Earnout Amount Per Unit with respect to its Applicable Earnout Units one time. An Earnout Holder’s right to receive the applicable Earnout Amount Per Unit (if any) with respect to any unvested Applicable Earnout Unit shall be subject to vesting in accordance with the same remaining vesting schedule (and forfeiture terms and conditions) that applied to such Applicable Earnout Unit as of immediately prior to the Closing, as set forth on Schedule 2.5(a). For the avoidance of doubt, an unvested Performance Unit shall be considered to have vested for purposes of being eligible to receive the applicable Earnout Amount Per Unit (if any) with respect to such unvested Performance Unit only upon the satisfaction of both the performance vesting condition applicable to such Performance Unit and the time-based vesting condition that follows the satisfaction of such performance vesting condition. Upon vesting of a previously unvested Applicable Earnout Unit, such Earnout Holder will be entitled to receive the same Earnout Amount Per Unit such Earnout Holder received with respect to its other vested Applicable Earnout Units (i.e. calculated based on the Earnout Measurement Period applicable at the time such Earnout Holder made its one-time election to exercise its Earnout Election Right).
(b)    No later than the fifth (5th) Business Day following the conclusion of each Earnout Election Period (which, in the case of the 2026 Earnout Election Period, shall be no later than 10 Business Days prior to the Closing Date), the Partner Representative shall deliver written notice to Acquiror or its designee (an “Aggregate Earnout Notice”) specifying the name of each Earnout Holder exercising its Earnout Election Right in such Earnout Election Period, together with copies of the Earnout Notices delivered by such Earnout Holders.
(c)    As soon as reasonably practicable, but no later than seventy five (75) days following the end of each calendar year (beginning with the year ended December 31, 2026), Acquiror shall deliver to the Partner Representative the consolidated audited financial statements of the OpCos prepared in accordance with GAAP, a calculation of each component of the Earnout Amount Per Unit for the immediately preceding Earnout Measurement Period and a bridge to GAAP for such components of the Earnout Amount Calculation that are non-GAAP, together with all of the components thereto (including all of the components of Total Incentives Equity Value), together with all reasonable supporting documentation (the “Earnout Amount Calculation”). The Acquiror, Company Group Entities and their respective representatives shall make available or cause to be made available to the Partner Representative and its representatives all work papers and other books and records used in preparing the Earnout Amount Calculation and provide reasonable access to members of its accounting and financial staff and outside auditors in connection with the Partner Representative’s review thereof; provided, however, that the accountants of the OpCos shall not be obliged to make any work papers available to the Partner Representative except in accordance with such accountants’ normal disclosure procedures and then only after the Partner Representative has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
(d)    The Partner Representative shall have thirty (30) days following receipt of the Earnout Amount Calculation to notify the Acquiror in writing (a “Dispute Notice”) of any dispute of any item, calculation or other matter contained in the Earnout Amount Calculation, including in the event that insufficient supporting documentation was delivered to the Partner Representative, which Dispute Notice shall set forth a description of the items, calculations or matter disputed. If the Partner Representative delivers a Dispute Notice during such thirty (30) day period, then the items, calculations and other matters that are specified in such Dispute Notice shall be deemed in dispute and all other items, calculations and matters set forth in the Earnout Amount Calculation shall be final and binding. If the Partner Representative fails to deliver a Dispute Notice to the Acquiror within such thirty (30) day period or if the Partner Representative at any time during such thirty (30) day period notifies the Acquiror in writing that the Partner Representative agrees with the Earnout Amount Calculation in its entirety (or any particular items, calculations or matters set forth in the Earnout Amount Calculation), then the Earnout Amount Calculation (or such item, calculation or matter, as applicable) shall become final and binding. For the avoidance of doubt, no Dispute Notice may be delivered with respect to (i) the Earnout Amount Per Unit for the Earnout Measurement Period ending December 31, 2025 (which amount shall be calculated and mutually agreed to by the Partner Representative and Acquiror prior to the Closing) or (ii) the calculation of Net Incentives Created for any of the fiscal years that are included in the Earnout Measurement Period ending December 31, 2025 (i.e. 2023, 2024 and 2025) or that are included in any subsequent Earnout Measurement Period that becomes final and binding in accordance with the procedures of this Section 2.5 (for e.g., upon finalizing the Earnout Amount Calculation for the Earnout Measurement Period ending December 31, 2026, the Net Incentives Created for 2026 as finally determined for such period shall not be the subject of any Dispute Notice for the Earnout Measurement Period ending December 31, 2027).
(e)    In the event that the Partner Representative delivers a Dispute Notice, then the Partner Representative and the Acquiror shall work in good faith to resolve the Partner Representative’s objections set forth therein and the calculation of the Earnout Amount Per Unit. In the event the Partner Representative and the Acquiror fail to agree on the Earnout Amount Per Unit within thirty (30) days after delivery of the Dispute Notice, then the applicable disputed items shall be promptly referred for valuation to a nationally recognized valuation firm (which may be the valuation practice of a nationally-recognized investment bank or accounting firm) with experience valuating asset management firms (the “Valuation Firm”) which shall determine, no later than ninety (90) days following the expiration of the applicable Earnout Election Period, the computation of the items remaining in dispute and the resulting calculation of the Earnout Amount Per Unit, in each case in accordance with the terms of this Agreement. In resolving any disputed item, the Valuation Firm (i) shall be bound by the Historic Principles and the provisions of this Agreement, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party and (iii) shall take into account only the Dispute Notice and the information and documents provided to the Valuation Firm by or on behalf of the Partner Representative or the Acquiror (i.e., not on the basis of independent review). The Valuation Firm shall consider only the disputed matters that were included in the Dispute Notice and that the Partner Representative and the Acquiror were unable to resolve. Neither the Partner Representative nor the Acquiror shall meet or have any conversations separately with the Valuation Firm (other than conversations limited to the submission of a request for documents or information by the Valuation Firm to such party) without the other party’s prior written consent. Each of the Partner Representative and the Acquiror may also furnish to the Valuation Firm such other information and documents as it deems relevant or such information and documents as may be requested by the Valuation Firm; provided, that it delivers a copy thereof substantially simultaneously to the other party. The aggregate fees, costs and expenses of the Valuation Firm shall be borne by the Acquiror Parties, on the one hand, and the Participating Holders, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Valuation Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in Dispute Notice (provided that each party will bear their own legal fees with respect to any of the matters pursuant to this Section 2.5 and the aggregate amount borne by the Participating Holders shall be capped at the aggregate amount for such period they are due to receive in accordance with the finally determined Earnout Amount Calculation, with the remainder of such costs being borne by the Company Group Entities) (For example, should the items in dispute total in amount to $1,000 and the Valuation Firm determines $600 in favor of Acquiror’s position, 60% of the costs of its review would be borne by the Participating Holders, and 40% of the costs would be borne by the Acquiror Parties). The proportional amount borne by the Participating Holders for each Applicable Earnout Unit shall be deducted from the Earnout Amount Per Unit. During the review by the Valuation Firm, each party agrees that it will, and agrees to direct its independent accountants to, reasonably cooperate and assist in the calculation of the Earnout Amount Calculation and in the conduct of the review by the Valuation Firm of any proposed calculations of the Earnout Amount Calculation or the components thereof, including the Total Incentives Equity Value, and the making reasonably available to the extent necessary, of books, records, work papers and personnel; provided, however, that the accountants of the Company Group Entities, the Acquiror and the Partner Representative shall not be obliged to make any work papers available to the Valuation Firm except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. The Earnout Amount Calculation as determined by the Valuation Firm shall be final and binding on the parties hereto absent manifest error. For the avoidance of doubt, any disputes with respect to the Earnout Amount Calculation shall be resolved pursuant to the terms of this Section 2.5, to the exclusion of any other dispute resolution mechanism provided in this Agreement, including Section 10.12. The Acquiror and the Partner Representative shall mutually agree on a Valuation Firm or absent such agreement, the Valuation Firm shall be selected through arbitration pursuant to Section 10.12. It is further understood and agreed that the Acquiror shall cause the Company Group Entities to comply with their obligations under this Agreement.
(f)    In the event that one or more Earnout Holders duly exercises its Earnout Election Right with respect to a particular Earnout Election Period (each, a “Participating Holder”) and the Earnout Amount Per Unit for such Earnout Election Period as finally determined pursuant to this Section 2.5 and following any applicable deduction pursuant to Section 2.5(e) is greater than $0, then following such final determination, Acquiror shall:
(i)    with respect to each Applicable Earnout Unit of such Participating Holders that vests prior to the end of such Earnout Election Period, as promptly as practicable (and in any event within five (5) Business Days following the date of such final determination; provided, that in the case of the 2026 Earnout Election Period, such payment shall be made by the later of (x) fifteen (15) Business Days after the Partner Representative delivers the Aggregate Earnout Notice for the 2026 Earnout Election Period and (y) the Closing Date, deliver or cause to be delivered to such Participating Holder an amount in cash equal to the Earnout Amount Per Unit in respect of such Applicable Earnout Unit, by wire transfer of immediately available funds to the account(s) designated by such Participating Holder in writing; and
(ii)    with respect to each Applicable Earnout Unit that vests following the end of such Earnout Election Period, as promptly as practicable following the date such Applicable Earnout Unit vests (and in any event within five (5) Business Days thereof; provided, that in no event shall any such payment be made earlier than the Closing), deliver or cause to be delivered to such Participating Holder an amount in cash equal to the Earnout Amount Per Unit in respect of such Applicable Earnout Unit, by wire transfer of immediately available funds to the account(s) designated by such Participating Holder in writing (and for the avoidance of doubt, the Earnout Amount Per Unit with respect to any Applicable Earnout Unit that is forfeited shall also be forfeited).
(g)    Each of the Acquiror Parties covenants and agrees that it shall, and shall cause the Company Group Entities to, maintain adequate books of account and all other records relating to or reflecting the operation of the business of the Company Group Entities during the Earnout Measurement Period in a manner consistent with past practice in order to facilitate the determination of the Final Earnout Amount pursuant to this Section 2.5.
(h)    In the event that there occurs a completed disposition that would, on a pro forma basis, reduce Net Incentives Created, the Partner Representative and Acquiror agree to negotiate in good faith to adjust the Total Incentives Equity Value and the components thereof, and/or the Net Incentives Created Target, as applied to any period of time following such disposition so that the Earnout Amount Per Unit is not adversely affected for the Earnout Holders.
(i)    The following terms, whenever used in this Section 2.5, shall have the following meanings for all purposes of this Agreement:
(i)    “2018 10-K” means Oaktree Capital Group, LLC’s Form 10-K for the year-ended December 31, 2018.
(ii)    “Base Fee Earnings” has the meaning set forth in the OCGH Exchange Agreement.
(iii)    “BWS Group Member” means (i) Brookfield Wealth Solutions Ltd. (collectively with its affiliates, “Brookfield Wealth Solutions”) and (ii) any investment funds, accounts or vehicles controlled or managed by Brookfield Asset Management Reinsurance Advisor LLC or Brookfield Wealth Solutions. For the avoidance of doubt, references in this Agreement to affiliates of Brookfield Wealth Solutions do not include any Brookfield Group Member.

(iv)    “Brookfield Group” means BN, BAM and their respective Affiliates (other than, for the avoidance of doubt, the Partnerships).
(v)    “Brookfield Group Member” means any member of the Brookfield Group.
(vi)    “Brookfield Net Incentives Portion” means the percentage of Aggregate Incentives Created included in the calculation of Net Incentives Created for any fiscal year that are attributable, either directly or indirectly, to any BWS Group Member, as a result of an investment (i) made by or on behalf of any BWS Group Member or (ii) by any Fund or similar investment vehicle that is managed or controlled by any BWS Group Member. For illustrative purposes only, if the total Aggregate Incentives Created for a particular fiscal year was $1,200, and the portion of such fees attributable to BWS Group Members was $60, then the Brookfield Net Incentives Portion would be 5%. For the avoidance of doubt, the Brookfield Net Incentives Portion may be a negative number.
(vii)    “Brookfield Proportionate Reduction” means an amount equal to the product of (i) the total Net Incentives Created (without regard, for the avoidance of doubt, to clause (y) in the last sentence of such definition) less the Investment Net Incentives Created for the applicable fiscal year multiplied by (ii) 50% of the Brookfield Net Incentives Portion for such period. For illustrative purposes only, if the total Net Incentives Created for a fiscal year, without giving effect to clause (y) in the last sentence of the definition of Net Incentives Created, was $400, Investment Net Incentives Created for a fiscal year was $40 and the Brookfield Net Incentives Portion for such period was 5%, then the Brookfield Proportionate Reduction would be $9 (calculated as $(400-40) x (0.5 x 5%)) and Net Incentives Created would be $391.
(viii)    “Earnout Amount Per Unit” means, with respect to an applicable Earnout Measurement Period, a value per OCGH Unit calculated as (a) Total Incentives Equity Value divided by F minus (b) the Net Incentives Created Target; provided, that (A) if the resulting Earnout Amount Per Unit is negative, the Earnout Amount Per Unit for such Earnout Measurement Period shall be deemed to be $0; (B) the Earnout Amount Per Unit for the Earnout Measurement Period ended on December 31, 2025 shall be mutually agreed by the Partner Representative and Acquiror, and (C) “F” means the amount set forth on Annex VI.
(ix)    “Earnout Fund” means each Fund listed on Schedule 2.5(i)(ix).
(x)    “Fund” means any limited partnership, limited liability company, group trust, mutual fund, investment company or other entity (including any collateralized loan obligation vehicle or business development company), or any investment account.
(xi)    “GAAP” means, solely for purposes of this Section 2.5, generally accepted accounting principles as in effect from time to time in the United States of America, except any requirement for the consolidation of investment funds or CLOs advised or managed by the OpCos and other entities that may be required by FASB ASC 810-20 or similar and subsequent authoritative accounting pronouncements.

(xii)    “Historic Principles” means the accounting principles used in preparation of the GAAP and non-GAAP financials set forth in the 2018 10-K. Unless otherwise agreed by the Partner Representative and the Acquiror, changes in accounting principles after December 31, 2018 shall be disregarded when calculating any financial results, balance sheet items or other financial metrics that are expressly required to be calculated using Historic Principles (e.g., a change in accounting principles that would require an operating lease to be reclassified as a capital lease).
(xiii)    “Net Incentives Created” means, for any fiscal year, without duplication and calculated, where applicable, using the Historic Principles in a manner consistent with the line item entitled “Incentives created (fund level), net of associated incentive income compensation expense” set forth on page 91 of the 2018 10-K, (i) the aggregate of any “carried interest,” “incentive allocation,” “performance allocation,” “performance fees” (other than Specified Performance Fees) or similar items of gain or loss generated (directly or indirectly) by any Earnout Fund based on mark-to-market performance during such fiscal year (the amounts described in this clause (i) are collectively referred to as “Aggregate Incentives Created”) less any compensation expense that is a direct result of such gain or loss (other than, for the avoidance of doubt, (x) amounts that are treated as Base Fee Earnings and (y) allocations that are made pro rata based on contributed capital of all partners, members or other holders of similar economic interests in the applicable fund) plus (ii) the respective pro rata portion of any “carried interest,” “incentive allocation,” “performance allocation,” “performance fees” (other than Specified Performance Fees) or similar items of gain or loss, that are attributable to interests of OCGH, OEP, Oaktree and BOH in Earnout Funds of third party managers in which the Oaktree Group has invested (as indicated on Schedule 2.5(i)(xiii)) generated during such fiscal year less any compensation expense that is a direct result of such gain or loss (the amounts described in this clause (ii) are collectively referred to as “Investment Net Incentives Created”). For the avoidance of doubt and notwithstanding the foregoing, Net Incentives Created (x) may be a negative amount and (y) shall be adjusted by the value of the Brookfield Proportionate Reduction such that a Brookfield Proportionate Reduction that equals a positive number shall reduce Net Incentives Created and a Brookfield Proportionate Reduction that equals a negative number shall increase Net Incentives Created.
(xiv)    “Net Incentives Created Target” means the amount set forth on Annex VI.
(xv)    “Oaktree Group” means OCH and its Affiliates (other than, for the avoidance of doubt, the Brookfield Group) including each OpCo and, for so long as they are an Affiliate of Oaktree, OCGH, OEP and the General Partner.
(xvi)    “Oaktree Group Member” means each member of the Oaktree Group.
(xvii)    “Specified Performance Fees” means, without duplication and calculated in accordance with the Historic Principles, performance based fees payable by a business development company, permanent capital vehicle or open end fund similar to those vehicles currently included in the line item entitled “Management Fees” set forth on pages 98 and 99 of the 2018 10-K.
(xviii)    “Total Incentives Equity Value” means, with respect to an applicable Earnout Measurement Period, a value calculated on a pro forma basis assuming deconsolidation of any Funds that may be reported on a consolidated basis, as (A*B) and pursuant to Section 2.5(h) hereof, where “A” is the average of Net Incentives Created over the three fiscal years constituting such Earnout Measurement Period (and the amount resulting from such average cannot be less than zero) and “B” is a multiple equal to 6.75. Notwithstanding the foregoing in this definition, to the extent not eliminated in the consolidation process, the calculation of “Total Incentives Equity Value” shall disregard payments made to, and costs incurred by, any Oaktree Group Member in connection with any agreement whereby one Oaktree Group Member provides bona fide services to another Oaktree Group Member.
Section 2.6    Purchase Price Allocation. The Parties shall allocate and, as applicable, cause their relevant Subsidiaries to allocate, for purposes of applying Sections 741, 743, 751 and 755 of the Code, the consideration payable for the Partnership Units pursuant to this Agreement and the Exchange Agreement in accordance with the principles to be mutually agreed by the Oaktree Parties and the Acquiror Parties prior to the Closing (the “Purchase Price Allocation Principles”) and consistent with prior allocations for such purposes. No later than 90 days after the Closing Date, Acquiror shall deliver to the Partner Representative a proposed allocation of such consideration payable for the Partnership Units pursuant to this Agreement, in each case determined in a manner consistent with (a) Sections 741, 743, 751 and 755 of the Code and (b) in accordance with the Purchase Price Allocation Principles (such allocation, the “Proposed Purchase Price Allocation”). If the Partner Representative disagrees with any part of the Proposed Purchase Price Allocation, the Partner Representative may, within ten (10) days after delivery of the Proposed Purchase Price Allocation, deliver a notice (the “Allocation Notice”) to Acquiror to that effect, specifying those items as to which the Partner Representative disagrees and setting forth the Partner Representative’s proposed allocations (which must be in accordance with the Purchase Price Allocation Principles). If the Allocation Notice is duly delivered, Acquiror and the Partner Representative shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach an agreement on the disputed items or amounts. In the event that Acquiror and the Partner Representative are unable to resolve such disputed items or amounts within such twenty (20) day period, then Acquiror and the Partner Representative shall refer the matter to the Accounting Expert. The Proposed Purchase Price Allocation (as adjusted by the Accounting Expert, if applicable, if it is in accordance with the Purchase Price Allocation Principles) (the “Final Purchase Price Allocation”) shall be final and binding on all Parties. The Acquiror Parties, each Oaktree Party, each Limited Partner and each Company Group Entity shall file all Tax Returns in a manner that is consistent with the Final Purchase Price Allocation.
Section 2.7    Tax Withholding.
(a)    Notwithstanding any other provision of this Agreement, the Acquiror Parties, their respective Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold from any payment or issuance to any Person contemplated by this Agreement (i) any Taxes required to be withheld or deducted pursuant to applicable law with respect to such payment to such Person, (ii) any Taxes required to be, or that should have been, withheld by any Partnership with respect to such Person with respect to any distribution, payment or allocation to such Person, or (iii) any Tax liability of any Partnership that is attributable to such Person , and any such amounts shall be paid over to the relevant Taxing Authority. Any such amounts that are not deducted and withheld from any such payment or issuance to any Person contemplated by this Agreement shall be offset against amounts otherwise payable to such Person by the Acquiror, any Company Group Entity, or any of their respective Affiliates following the Closing or, upon demand by the Acquiror, promptly returned by such Person. Any such amounts deducted and withheld and paid over to any Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate to determine any amounts to be withheld, which may be based on estimates available in advance of Closing, and to reduce or eliminate any such withholding, including by providing any forms or certificates that would reduce or eliminate any such withholding. Any amounts deducted and withheld in excess of amounts described in the first sentence of this Section 2.7(a) shall be paid to the Person with respect to which the deduction and withholding was done promptly after all amounts required to be paid over to any Taxing Authority have been determined.
(b)    The Parties acknowledge that certain Limited Partners are not United States persons for purposes of Sections 1445 and 1446 of the Code and hence withholding under Sections 1445 or 1446(f) of the Code may apply to such persons that do not provide an executed IRS Form W-9 (or successor forms) to the Acquiror. The Partner Representative and the Partnerships shall reasonably cooperate with the Acquiror Parties, as and to the extent reasonably requested by the Acquiror Parties, in connection with the computation and verification of any amounts required to be withheld, including any “amount realized” with respect to the transactions contemplated by this Agreement.
(c)    The Parties acknowledge and agree that for any Limited Partner who is electing to receive consideration for their Partnership Units in the form of BN Shares or BAM Shares, as applicable, the applicable withholding agent shall be entitled, in its sole discretion, in whole or in part, and without duplication, (i) to fund any withholding tax with cash that would otherwise be payable to such Limited Partner, or, if such amount is insufficient, to require such Limited Partner to fund any withholding tax in cash paid by such Limited Partner and (ii) to withhold from, retain, sell, or cause to be retained or sold, the amount of such BN Shares or BAM Shares otherwise issuable to the relevant Partner (each such Partner, a “Payee”), on behalf of and for the benefit of such Payee, as is necessary to satisfy any applicable withholding, including any withholding arising in connection with such sale of BN Shares or BAM Shares. Any cash proceeds from any such sale in excess of the amount of Taxes due with respect to such Payee, net of any cost and expenses, shall be delivered to the applicable Payee, and the withheld amounts shall be timely remitted to the applicable Governmental Authority. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Any costs or expenses incurred by the applicable withholding agent in connection with such sale of BN Shares or BAM Shares shall be borne solely by the applicable Payee. For the avoidance of doubt, the applicable Payee (x) shall be treated as the seller prior to the sale, and the beneficial owner, of any BN Shares or BAM Shares sold pursuant to this Section 2.7(c), for all Tax purposes and (y) shall be responsible for, and hold any applicable withholding agent (and its Representatives and Affiliates) harmless from and against, any Taxes arising as a result of the sale of such Payee’s BN Shares or BAM Shares pursuant to this Section 2.7(c)..
Section 2.8    Pre-Closing Transactions; Closing Transactions. The Pre-Closing Transactions and Closing Transactions may not be amended or modified without the consent of Acquiror and the Partner Representative (not to be unreasonably withheld, conditioned or delayed). The parties will work together in good faith following the date hereof to agree on the structure of the participation by Participating OEP II Units in incentive earnout payments pursuant to Section 2.5 and to amend this Agreement and the Closing Transactions as applicable to reflect such agreement.
Section 2.9    Pre-Closing Liabilities. At or prior to the Closing, the Oaktree Parties shall settle, discharge, pay, satisfy, and resolve in full all accounts payables, intercompany payables, Taxes payable, accrued expenses, and any other Liabilities of each Partnership (collectively, “Excluded Liabilities”). Notwithstanding anything to the contrary herein, and for the avoidance of doubt, none of the Acquiror Parties or ExchangeCo shall assume any Excluded Liabilities in connection with the Transactions.
Section 2.10    Cash-out OCGH Limited Partners. Each Cash-out OCGH Limited Partner’s right to receive its Closing Unvested Cash Consideration in respect of any unvested OCGH Units held by such Cash-out OCGH Limited Partner as of immediately prior to Closing shall be subject to vesting in accordance with the same remaining vesting schedule (and forfeiture terms and conditions) that applied to such OCGH Units as of immediately prior to the Closing, as set forth on Schedule 2.10. With respect to any portion of a Cash-out OCGH Limited Partner’s Closing Unvested Cash Consideration that vests following the Closing in accordance with this Section 2.10, as promptly as practicable following the date such portion of the Closing Unvested Cash Consideration vests (and in any event within five (5) Business Days thereof), Acquiror shall deliver or cause to be delivered to such Cash-out OCGH Limited Partner an amount in cash equal to the applicable portion of the Closing Unvested Cash Consideration that has so vested by wire transfer of immediately available funds to the account(s) designated by such Cash-out OCGH Limited Partner in writing.
Section 2.11    2025 Q4 Tax Distribution. At or immediately prior to the Closing, OCGH shall make a tax distribution to the OCGH Limited Partners with respect to each OCGH Unit’s allocable share of OCGH’s net taxable income for the period beginning October 1, 2025, and ending December 31, 2025, with such tax distribution calculated and made in accordance with the OCGH Partnership Agreement and consistent with past practice. For the avoidance of doubt, any amount by which such distribution exceeds the Excluded 2025 Q4 Tax Distribution Amount shall increase the Pre-Closing Distribution Amount and reduce the Adjusted Per Unit Amount (for e.g., if the net taxable income per OCGH Unit for such period was $100, the amount that OCGH could distribute to each OCGH Unit at Closing without a reduction to the Adjusted Per

Unit Amount would be $25; if OCGH distributed $49 to each OCGH Unit, then $24 would be deducted from the Adjusted Per Unit Amount).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OAKTREE PARTIES
Except as set forth in the Oaktree Party Disclosure Schedule, each of the Oaktree Parties hereby represents and warrants to the Acquiror Parties, as of the date hereof and as of the Closing Date, as follows:
Section 3.1    Organization. Such Oaktree Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Oaktree Party has the requisite power and authority to carry on its business and to own all of its properties and assets as currently conducted and owned. Such Oaktree Party is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or operated by it makes such qualification necessary, except where the failure to have such power or authority would not reasonably be expected to be material to the Oaktree Parties, taken as a whole. Such Oaktree Party has provided to Acquiror true and correct copies of all of the Organizational Documents of such Oaktree Party as in effect as of the date hereof. Each Organizational Document of such Oaktree Party is in full force and effect and there has been no material violation thereof by such Oaktree Party. No order has been made, petition presented or resolution passed for the winding up of such Oaktree Party and no meeting has been convened for the purpose of winding up such Oaktree Party.
Section 3.2    Authority; Validity of Agreements; No Violations.
(a)    Such Oaktree Party has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Assuming this Agreement and each other Transaction Document constitute a valid and binding agreement of each other party hereto and thereto, this Agreement and each other Transaction Document to which such Oaktree Party is a party constitute, or upon execution will constitute, a valid and legally binding obligation of such Oaktree Party, enforceable against such Oaktree Party in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise (the “Bankruptcy and Equity Exception”).
(b)    Neither the execution, delivery or performance of this Agreement or any other Transaction Document by such Oaktree Party, nor the consummation by such Oaktree Party of the Transactions, or compliance by it with any of the terms or provisions hereof or thereof or performance of its obligations hereunder or thereunder will, with or without the giving of notice, lapse of time or both: (i) violate any Law applicable to such Oaktree Party or any Permit held by such Oaktree Party; (ii) violate or result in a material breach of any of its Organizational Documents; (iii) require any Consent to be made or obtained by it that has not been obtained prior to the Closing; (iv) other than as set forth on Schedule 3.2(a), result in a violation or breach by it of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which such Oaktree Party is a party, or by which such Oaktree Party or any of such Oaktree Party’s material properties or assets may be bound; or (v) result in the creation of any Encumbrance upon its properties or assets (other than a Permitted Encumbrance), except in the case of clauses (i), (iii), (iv) or (v) as would not be material and adverse to the ability of such Oaktree Party to perform its obligations under this Agreement or other Transaction Document to which such Oaktree Party is a party, or to consummate the Transactions.
Section 3.3    Title.
(a)    Such Oaktree Party is, and as of immediately prior to the Closing shall be, the record and beneficial owner of (i) the OpCo Units and (ii) Class B Units, in each case, set forth opposite its name on Annex I (the “Acquired Oaktree Interests”), free and clear of any and all Encumbrances other than Specified Permitted Encumbrances. The Acquired Oaktree Interests represent all of the equity interests, economic interests or voting interests, or any interests or securities convertible into or exchangeable or exercisable for such interests, of the OpCos, OCH or of BOH, other than any such interests that are already held by the Acquiror Parties or their Affiliates. Neither such Oaktree Party nor any of such Oaktree Party’s Affiliates owns any equity interests, economic interests or voting interests, or any interests or securities convertible into or exchangeable or exercisable for such interests, in any of the Company Group Entities, except for the Acquired Oaktree Interests. Such Oaktree Party has the power and authority to sell, transfer, assign and deliver the Acquired Oaktree Interests owned by such Oaktree Party, as applicable, and such delivery will convey to the applicable Acquiror Party at the Closing good and valid title to such Acquired Oaktree Interests, free and clear of any and all Encumbrances other than Specified Permitted Encumbrances.
(b)    Each Limited Partner, Phantom Unit Holder and Performance Unit Holder is, and as of immediately prior to the Closing shall be, the record and beneficial owner of (i) the OCGH Units, (ii) OEP Units, (iii) OEP II Units, (iv) Phantom Units, and/or (v) Performance Units, in each case, set forth opposite its name on Annex I (the “Acquired Partnership Interests”), free and clear of any and all Encumbrances other than Specified Permitted Encumbrances. The Acquired Partnership Interests represent all of the equity interests, economic interests or voting interests, or any interests or securities convertible into or exchangeable or exercisable for such interests, of the Partnerships. Neither such Limited Partner, Phantom Unit Holder or Performance Unit Holder nor any of such Person’s Affiliates owns any equity interests, economic interests or voting interests, or any interests or securities convertible into or exchangeable or exercisable for such interests, in any of the Partnerships or Company Group Entities, except for the Acquired Partnership Interests. Such Limited Partner, Phantom Unit Holder or Performance Unit Holder has the power and authority to sell, transfer, assign and deliver the Acquired Partnership Interests owned by such Limited Partner, as applicable, and such delivery will convey to the applicable Acquiror Party at the Closing good and valid title to such Acquired Partnership Interests, free and clear of any and all Encumbrances other than Specified Permitted Encumbrances.
Section 3.4    Financial Statements; No Undisclosed Liabilities.
(a)    The Oaktree Parties have provided the Acquiror Parties with true, complete and correct copies of (i) the unaudited financial statements of OCGH as of December 31, 2024 and (ii) the Trial Balance - Composite of each Partnership for the fiscal quarter ending December 31, 2025 (collectively, the “Partnership Financial Statements”). The Partnership Financial Statements present fairly, in all material respects, the financial position of each Partnership and results of operations as of the dates and for the periods indicated therein, and the other consolidated financial statements included in such Partnership Financial Statements present fairly in all material respects the consolidated results of the operations as of the dates and for the periods indicated therein. The Partnership Financial Statements have been prepared based upon such Partnership’s books and records in accordance with GAAP consistently applied during the periods involved (except as noted therein and for the absence of footnotes, none of which, if presented, would be material individually or in the aggregate).
(b)    No Partnership has or is subject to any claims, liabilities or obligations of any nature (whether known, unknown, absolute, accrued, contingent or otherwise) (collectively, “Liabilities”) required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, except (i) as and to the extent specifically disclosed and reserved against in the Partnership Financial Statements or footnotes thereto, (ii) contractual obligations pursuant to the express provisions of its Organizational Documents, (iii) Liabilities incurred in connection with this Agreement and the Transactions contemplated herein that will be satisfied by such Partnership (or its partners) at or prior to the Closing or (iv) Liabilities that would not be material to the Partnerships, taken as a whole. As of immediately prior to the Closing and following the repayment and settlement of all Liabilities of each Partnership in accordance with Section 2.9, no Partnership has any Liabilities other than contractual obligations pursuant to this Agreement.
(c)    Each Partnership has conducted no activities since its formation other than holding interests in the OpCos (and activities incident thereto) and holds no assets other than OpCo Units and Class B Units, in each case as disclosed in Section 4.2, and immaterial incidents of ownership relating thereto.
(d)    ExchangeCo has conducted no activities since its formation other than entering into this Agreement, holds no assets and has no Liabilities other than contractual obligations pursuant to this Agreement.
Section 3.5    Legal Proceedings. There is no Proceeding pending or, to the Knowledge of the Oaktree Parties, threatened against such Oaktree Party or any Affiliate or Related Party of such Oaktree Party that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of such Oaktree Party to perform such Oaktree Party’s obligations hereunder or under any other Transaction Document.

Section 3.6    Brokers and Finders. No agent, broker, Person, financial advisor or other intermediary acting on behalf of any Oaktree Party or any of its Affiliates is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.
Section 3.7    Taxes.
(a)    Each of the Partnerships have duly and timely filed with the appropriate Taxing Authority all income and other material Tax Returns required to be filed by them. All Tax Returns filed by each of the Partnerships were and remain true, correct and complete in all material respects. All Taxes owed by each of the Partnerships have been timely paid in full (whether or not shown, or required to be shown, on any Tax Returns).
(b)    No written claim has ever been made by a Governmental Authority in a jurisdiction where the Partnerships do not file Tax Returns that the Partnerships are or may be subject to Tax in that jurisdiction.
(c)    No Tax Contest is currently pending or threatened in writing by any Governmental Authority against the Partnerships. No deficiencies or adjustments for any Taxes have been proposed, asserted, assessed or otherwise threatened in writing by any Governmental Authority against the Partnerships which have not been paid in full.
(d)    None of the Partnerships is a party to, bound by, or has any obligation under any Tax Sharing Agreement (other than agreements entered into in the ordinary course of business the primary focus of which is not Tax). None of the Partnerships (or any predecessor of any of the foregoing) have liability for the Taxes of another Person by operation of Law, or by Contract.
(e)    Each of the Partnerships have complied in all material respects with (i) all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by applicable Law, withheld and timely paid over to the proper Taxing Authorities all amounts required to be withheld and paid over under all applicable Laws and (ii) all material Tax information reporting, collection and retention provisions of applicable Laws. All amounts required to have been paid by a Partnership under Section 1446 of the Code have been timely paid, and no Partnership is required to deduct and withhold any amounts under Section 1446(f)(4) of the Code.
(f)    No Partnership has (i) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar or comparable provision of state, local or non-U.S. law).
(g)    Since each of the Partnerships’ formation they have been classified as partnerships for U.S. federal income tax purposes. None of the Partnerships are or have been treated at any time since its formation as a publicly traded partnership within the meaning of Section 7704 of the Code.

(h)    Each of the Partnerships have complied with applicable escheat and unclaimed property Laws in all material respects.
(i)    None of the Partnerships will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (A) change in accounting method or use of an improper accounting method on or prior to the Closing Date; (B) “closing agreement” or similar agreement with any Governmental Entity with regard to a determination of Tax liability entered into on or prior to the Closing Date; (C) installment sale or open transaction doctrine disposition made on or prior to the Closing Date; (D) prepaid amounts received or deferred revenue realized on or prior to the Closing Date or (E) inclusion in income under Sections 951 or 951A of the Code as a result of any investments made, transaction closed or income earned on or prior to the Closing Date.
Section 3.8    Acknowledgment of Disclaimer of Other Representations and Warranties. Each Oaktree Party acknowledges and agrees that, except for the representations and warranties expressly made by the Acquiror Parties in Article V or in any other Transaction Document, (a) the Acquiror Parties do not make, and have not made, any representations or warranties, express or implied, at law or in equity, of any nature whatsoever relating to any Acquiror Party, their respective Affiliates or its or their respective businesses or otherwise in connection with this Agreement, the other Transaction Documents or the Transactions, including any representations or warranties arising from statute or otherwise in law, from a course of dealing or a usage of trade, and such Oaktree Party is not relying on any representation or warranty of any Person except for those expressly set forth in Article V or in any other Transaction Document, and (b) no Person has been authorized by the Acquiror Parties to make any representation or warranty relating to any Acquiror Party, their respective Affiliates or its or their respective businesses or otherwise in connection with this Agreement, the other Transaction Documents or the Transactions, and if made, such representation or warranty shall not be relied upon by such Oaktree Party as having been authorized by such entity. Notwithstanding the foregoing, nothing contained in this Section 3.8 shall prevent or limit any claim for Fraud.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP ENTITIES
Except as set forth in (i) the Oaktree Party Disclosure Schedule, (ii) any publicly available Oaktree Reporting Document filed since December 31, 2023 and prior to the date hereof, or (iii) formal written materials provided to all members of the board of directors of BOH or OCH or that are prepared by the Oaktree Funds and distributed to their limited partners and investors; provided, that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward-looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward-looking in nature that are included in any part of any Oaktree Reporting Document (other than historical facts) be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Acquiror Parties contained in this Agreement, each of the Oaktree Parties hereby, jointly and severally, represent and warrant to the Acquiror Parties, as of the date hereof and as of the Closing Date, as follows:
Section 4.1    Organization and Existence. Each OpCo, OCH and BOH is a limited partnership or limited liability company (as applicable) duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized. No OpCo nor OCH or BOH is in default under or in violation of any provision of any of its Organizational Documents. Each OpCo, BOH and OCH has the requisite power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated, except where the failure to have such power or authority would not reasonably be expected to be material to the OpCos, BOH and OCH, taken as a whole. Each OpCo, BOH and OCH is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or registered would not reasonably be expected to be material to the OpCos, BOH and OCH, taken as a whole. The partnership agreement or operating agreement (as applicable) of each OpCo, BOH and OCH is in full force and effect and no OpCo nor BOH or OCH is in default under or in violation of any provision of any of its Organizational Documents. Each OpCo, BOH and OCH has provided to the Acquiror Parties true and correct copies of all of the Organizational Documents (including all amendments thereto) of each of the OpCos, BOH and OCH.
Section 4.2    Capital Structure.
(a)    Schedule 4.2(a) sets forth as of the date hereof a true and correct list of the issued and outstanding ownership interests of each Partnership, each OpCo, BOH, OCH, and each record and beneficial owner thereof, together with the amount and/or percentage of each Partnership, BOH, OCH or OpCo, as applicable, owned by each such Person. There are no other issued or outstanding equity or equity-based interests, economic interests, voting interests or voting trusts, irrevocable proxies or other Contracts to which any Partnership, BOH, OCH or OpCo is a party or is bound with respect to the voting or consent of any ownership interests of such Partnership, BOH, OCH or OpCo other than the Partnership Units, Phantom Units, Performance Units, limited liability company interests and OpCo Units set forth on Schedule 4.2(a) or arrangements entered into by or on behalf of an Acquiror Party or its Affiliates, nor are there any debt or other interests outstanding that are convertible into or exchangeable or exercisable for any such equity, economic or voting interests (collectively, “Oaktree Interests”). All of the issued and outstanding Oaktree Interests of each Partnership, each OpCo, OCH and BOH have been duly authorized and validly issued, are fully paid and non-assessable (to the extent applicable), have not been issued in violation of any outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, subscription rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, stock appreciation, restricted stock, phantom equity, profits interests or other equity or equity-based rights or similar rights commitments, agreements, arrangements or undertakings (“Equity Rights”), and have been offered, sold and delivered by each Partnership, BOH, OCH or OpCo, as applicable, in compliance in all material respects with all applicable state and federal securities and other applicable Laws.
(b)    Except as set forth on Schedule 4.2(b) or arrangements entered into by or on behalf of an Acquiror Party or its Affiliates, there are no Equity Rights (i) obligating any Partnership, BOH, OCH, any OpCo or any of their respective Affiliates to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Oaktree Interests, any securities or obligations convertible or exchangeable into or exercisable for, any Oaktree Interests, (ii) giving any Person a right to subscribe for or acquire any Oaktree Interests or (iii) obligating any Partnership, OpCo, BOH, OCH or any of their respective Affiliates to issue, grant, adopt or enter into any Oaktree Interest. None of the Partnerships, BOH, OCH, the OpCos nor any of their respective Affiliates has outstanding bonds, debentures, notes or other similar indebtedness that entitles or conveys to any Person the right to vote, or that is convertible into or exercisable for Oaktree Interests having the right to vote, with the equityholders of such Partnership, BOH, OCH, or OpCo on any matter. Except as set forth on Schedule 4.2(b), no Person other than the owners of the Partnership Units, Phantom Units, Performance Units, limited liability company interests and OpCo Units set forth on Schedule 4.2(a) has an ownership interest or the right to participate in the revenues, profits, goodwill or other assets of the Partnerships, BOH, OCH, the OpCos or other Company Group Entities, as applicable, and no Person, other than the owners of the Partnership Units, Phantom Units, Performance Units, limited liability company interests and OpCo Units set forth on Schedule 4.2(a), has alleged or made any claim that they do have any such right.
Section 4.3    Consents and Approvals. To the Knowledge of the Oaktree Parties (a) except as set forth on Schedule 4.3, and other than in compliance with applicable Antitrust Laws, none of any Partnership, any Company Group Entity or any Company Fund is required to obtain any Consent of, approval of, or provide any notice to any Governmental Authority in connection with the execution and delivery by each Oaktree Party of this Agreement and each other Transaction Document, the performance of this Agreement and each other Transaction Document by each Oaktree Party or the performance of their respective obligations hereunder or thereunder or the consummation of the Transactions and (b) there are no presently existing or reasonably foreseeable facts, circumstances or occurrences that would cause any Consent referred to in this Section 4.3 not to be received or completed in a manner that would permit the consummation of the Transactions on a timely basis.
Section 4.4    No Conflicts. Neither the execution, delivery or performance of this Agreement or any other Transaction Document by the Oaktree Parties, OCH or BOH nor the consummation by the Oaktree Parties, OCH or BOH of the Transactions, or compliance by them with any of the terms or provisions hereof or thereof or performance of its obligations hereunder or thereunder will, with or without the giving of notice, lapse of time or both: (i) violate any Law applicable to any Company Group Entity or any Permit held by any Company Group Entity; (ii) violate or result in a material breach of any of the Organizational Documents of any Company Group Entity or Company Fund; (iii) require any Consent to be made or obtained by any Company Group Entity that has not been obtained prior to the Closing; (iv) other than as set forth on Schedule 4.4, result in a violation or breach by it of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which a Company Group Entity is a party, or by which a Company Group Entity or any of their material properties or assets may be bound; or (v) result in the creation of any Encumbrance upon their properties or assets (other than a Permitted Encumbrance), except in the case of clauses (i), (iii), (iv) or (v) as would not be material and adverse to the Company Group Entities, taken as a whole.
Section 4.5    Brokers and Finders. No agent, broker, Person, financial advisor or other intermediary acting on behalf of any Company Group Entity or Company Fund is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.
Section 4.6    Taxes.
(a)    Each of the Company Group Entities have duly and timely filed with the appropriate Taxing Authority all income and other material Tax Returns required to be filed by them. All Tax Returns filed by each of the Company Group Entities were and remain true, correct and complete in all material respects. All Taxes owed by each of the Company Group Entities have been timely paid in full (whether or not shown, or required to be shown, on any Tax Returns).
(b)    No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company Group Entities do not file Tax Returns that the Company Group Entities are or may be subject to Tax in that jurisdiction.
(c)    No Tax Contest is currently pending or threatened in writing by any Governmental Authority against the Company Group Entities. No deficiencies or adjustments for any Taxes have been proposed, asserted, assessed or otherwise threatened in writing by any Governmental Authority against the Company Group Entities which have not been paid in full.
(d)    None of the Company Group Entities is a party to, bound by, or has any obligation under any Tax Sharing Agreement (other than agreements entered into in the ordinary course of business the primary focus of which is not Tax). None of the Company Group Entities (or any predecessor of any of the foregoing) have liability for the Taxes of another Person by operation of Law, or by Contract.
(e)    Each of the Company Group Entities have complied in all material respects with (i) all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by applicable Law, withheld and timely paid over to the proper Taxing Authorities all amounts required to be withheld and paid over under all applicable Laws and (ii) all material Tax information reporting, collection and retention provisions of applicable Laws. All amounts required to have been paid by a Company Group Entity under Section 1446 of the Code have been timely paid, and no Company Group Entity is required to deduct and withhold any amounts under Section 1446(f)(4) of the Code.

(f)    Since each of the Company Group Entities’ formation they have been classified as partnerships for U.S. federal income tax purposes. None of the Company Group Entities are or have been treated at any time since its formation as a publicly traded partnership within the meaning of Section 7704 of the Code.
(g)    Each of the Company Group Entities have complied with applicable escheat and unclaimed property Laws in all material respects.
Section 4.7    Past Consents. Each Client, other than those listed in Schedule 4.7, has previously consented to the “assignment” (as defined in the Advisers Act) of its Investment Advisory Arrangement resulting from the Closing in the manner required by such agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARTIES
Except as (i) set forth in the Acquiror Party Disclosure Schedule and (ii) as disclosed in any publicly available Acquiror Reporting Document filed since December 31, 2023 and prior to the date hereof; provided, that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward-looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward-looking in nature that are included in any part of any Acquiror Reporting Document (other than historical facts) be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Acquiror Parties contained in this Agreement, the Acquiror Parties hereby represent and warrant, severally and not jointly, to the Oaktree Parties as follows:
Section 5.1    Organization. Each Acquiror Party is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, organized or incorporated. Each Acquiror Party has the requisite power and authority to carry on its business and to own all of its properties and assets as currently conducted and owned, except where the failure to have such power or authority would not materially affect Acquiror’s ability to consummate the Transactions. Each Acquiror Party is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or operated by it makes such qualification necessary, except where the failure to have such qualification would not reasonably be expected to be material to the Acquiror Parties, taken as a whole.
Section 5.2    Authority; Validity of Agreements; No Violations.
(a)    Each Acquiror Party has full power and authority to execute and deliver this Agreement and each other Transaction Document to which such Acquiror Party is a party, and to perform its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which such Acquiror Party is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate, limited liability or similar action on the part of such Acquiror Party and no other corporate, limited liability or similar proceedings on the part of such Acquiror Party are necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which such Acquiror Party is or will be a party, and the consummation of the Transactions by Acquiror. Assuming this Agreement and each other Transaction Document constitute a valid and binding agreement of each other party hereto and thereto, this Agreement and each other Transaction Document to which such Acquiror Party is a party constitute, or upon execution will constitute, a valid and legally binding obligation of such Acquiror Party, enforceable against such Acquiror Party in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exception.
(b)    Assuming the truth and accuracy of the representations and warranties of the Company Group Entities set forth in Article IV, none of the execution, delivery or performance of this Agreement or any other Transaction Document by the Acquiror Parties, nor the consummation by the Acquiror Parties of the Transactions, or compliance by the Acquiror Parties with any of the terms or provisions hereof and thereof or performance of its obligations hereunder and thereunder will, with or without the giving of notice, lapse of time or both: (i) violate any Law applicable to the Acquiror Parties; (ii) violate or result in a material breach of any of the Acquiror Parties’ Organizational Documents; (iii) require any Consent to be made or obtained by such Acquiror Parties; (iv) result in a violation or breach by it of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which such Acquiror Party is a party, or by which such Acquiror Party or any of such Acquiror Party’s material properties or assets may be bound; or (v) result in the creation of any Encumbrance upon an Acquiror Party’s properties or assets (other than Permitted Encumbrances), except in the case of clauses (i), (iii), (iv) and (v), as would not be material to the ability of such Acquiror Parties to perform their obligations under this Agreement or the other Transaction Documents, or to consummate the Transactions.
Section 5.3    Consents and Approvals. Except as set forth on Schedule 5.3, and other than in compliance with applicable Antitrust Laws, none of any Acquiror Party is required to obtain any Consent of, approval of, or provide any notice to any Governmental Authority in connection with the execution and delivery by each Acquiror Party of this Agreement and each other Transaction Document, the performance of this Agreement and each other Transaction Document by each Acquiror Party or the performance of their respective obligations hereunder or thereunder or the consummation of the Transactions. To the Knowledge of the Acquiror Parties, there are no presently existing or reasonably foreseeable facts, circumstances or occurrences that would cause any Consent referred to in this Section 5.3 not to be received or completed in a manner that would permit the consummation of the Transactions on a timely basis.
Section 5.4    Legal Proceedings. There is no Proceeding pending or, to the Knowledge of the Acquiror Parties, threatened against such Acquiror Party or any Affiliate or Related Party of such Acquiror Party that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of such Acquiror Party to perform such Acquiror Party’s obligations hereunder or under any other Transaction Document.

Section 5.5    Brokers and Finders. No agent, broker, Person, financial advisor or other intermediary acting on behalf of Acquiror is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.
Section 5.6    Issuance of BN Shares, BAM Shares and BN Units. The issuance and/or delivery of BN Shares, BAM Shares and/or BN Units at the Closing (or when issued pursuant to Section 2.3(e)) in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of each Acquiror Party and, when issued as contemplated hereby, such BN Shares, BAM Shares and BN Units, as applicable, shall be duly authorized, duly and validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under such Acquiror Party’s Organizational Documents, as applicable, or any Contract to which any Acquiror Party or any of their respective Subsidiaries is a party or otherwise bound. The BN Shares, BAM Shares and BN Units, as applicable, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws or set forth in the Transaction Documents and will not have been issued in violation of applicable Laws or applicable New York Stock Exchange rules or regulations. The BN Shares to be issued in connection with the transactions contemplated hereby shall be approved for listing on the NYSE upon issuance and none of the Acquiror Parties is required to obtain any Consent of, approval of, or provide any notice to NYSE or any other Person in order for such BN Shares to be approved for listing on the NYSE upon issuance.
Section 5.7    Sufficiency of Funds. As of the Closing Date and each other date that any additional payments are required to be made by the Acquiror Parties hereunder, the Acquiror Parties have or will have access to immediately available funds sufficient to consummate the Transactions to be consummated on such date and make all of the other payments required to be made under this Agreement on such date in full.
Section 5.8    Acknowledgment of Disclaimer of Other Representations and Warranties. Each Acquiror Party acknowledges and agrees that, except for the representations and warranties expressly made by the Oaktree Parties in Article III, in Article IV or in any other Transaction Document, (a) none of the Oaktree Parties makes, or has made, any representations or warranties, express or implied, at law or in equity, of any nature whatsoever relating to the Oaktree Parties, the Company Group Entities or its or their respective businesses or otherwise in connection with this Agreement, the other Transaction Documents or the Transactions, including any representations or warranties arising from statute or otherwise in law, from a course of dealing or a usage of trade, and such Acquiror Party is not relying on any representation or warranty of any Person except for those expressly set forth in Article III, Article IV or in any other Transaction Document, and (b) no Person has been authorized by the Oaktree Parties or Company Group Entities to make any representation or warranty relating to the Oaktree Parties, the Company Group Entities or its or their respective businesses or otherwise in connection with this Agreement, the other Transactions Agreements or the Transactions, and if made, such representation or warranty shall not be relied upon by such Acquiror Party as having been authorized by such entity. Notwithstanding the foregoing, nothing contained in this Section 5.8 shall prevent or limit any claim for Fraud.
ARTICLE VI

COVENANTS
Section 6.1    Conduct of Business of the Oaktree Parties and Company Group Entities.
(a)    Except (i) as expressly required or permitted by this Agreement, (ii) pursuant to any applicable Law, (iii) as otherwise set forth in Schedule 6.1 or (iv) with the prior written consent (email being sufficient) of the Acquiror Parties (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), the Oaktree Parties and Company Group Entities (x) shall use reasonable best efforts to conduct their respective business and operations in the ordinary course of business consistent with past practice and (y) shall not:
(i)    amend or propose to amend or modify the Organizational Documents of any of the Partnership, OCH, BOH, the OpCos and the general partners of the OpCos;
(ii)    purchase or redeem or otherwise acquire any Partnership Units, Phantom Units, Performance Units, OpCo Units, Oaktree Interests, Equity Rights or other equity interests of any of them, except to the extent required pursuant to the terms of any Organizational Documents in effect as of the date hereof;
(iii)    make any distribution or declare, pay or set aside any dividend with respect to Partnership Units, Phantom Units, Performance Units, OpCo Units or Oaktree Interests (except to the extent provided for in Section 2.11 or otherwise either included in the balance of the Pre-Closing Distribution Amount or expressly excluded therefrom or distribution by the OpCos to fund the distribution by OCGH pursuant to Section 2.11 hereof), or split, adjust, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interests or any options, warrants, securities or other rights exercisable therefor or convertible thereinto, except for (x) distributions to the holders of the BOH 6.625% Series A preferred units and/or BOH 6.550% Series B preferred units and (y) distributions made from one Company Group Entity to another Company Group Entity (including for BOH to make the distributions referred to in the preceding clause (x));
(iv)    pledge, grant, issue, deliver, sell or otherwise dispose of any equity or equity-based interests, capital stock, notes, bonds, or other securities in any Oaktree Party or Company Group Entity, or grant any options, warrants, equity appreciation, restricted stock, restricted stock units, phantom units or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests in any Oaktree Party or Company Group Entity;

(v)    merge or consolidate with or into any other Person, or acquire or dispose of any business or Person, including by merger or consolidation, purchase of substantially all assets or equity interests or otherwise, or any material amount of assets, in each case, in a single transaction or series of related transactions;
(vi)    enter into or adopt any plan of merger, consolidation, reorganization, liquidation, restructuring, recapitalization or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(vii)    grant or pay any loan, bonus or incentive-based compensation, or severance, change of control or termination payments to, any individual service provider of a Company Group Entity, other than bonuses, incentive-based compensation, severance or termination payments paid in the ordinary course consistent with past practice or pursuant to existing contractual or legal obligations;
(viii)    (i) issue or grant any new awards of any equity securities (including Partnership Units, Phantom Units, Performance Units, OpCo Units or Oaktree Interests), or amend or modify the terms of any outstanding awards of any equity securities, or (ii) loan or advance any money or any other property to any present or former member, director, officer, employee or individual service provider of any Company Group Entity, other than advances made in the ordinary course consistent with past practice;
(ix)    grant, and shall prohibit any Company Group Entity from granting, any Person an interest in the management fees, performance fees, carried interest, transaction fees, accounts receivable or other similar fees or revenue streams in respect of the Company Funds, other than grants or allocations of carried interest to employees in the ordinary course consistent with past practice;
(x)    commence, settle, waive, release, satisfy or institute any civil, criminal or administrative legal claims or Proceedings (i) relating to any matter for an amount in excess of $25,000,000, individually or in the aggregate (or otherwise relating to a material right or claim), net of amounts reimbursable to the Company Group Entity from a Company Fund or insurance with respect to such legal claims or Proceedings, (ii) in a manner that results in the imposition of any material restrictions upon the Company Group Entities’ assets, operations or business, taken as a whole or (iii) involving a no contest plea, guilty plea or any other acknowledgement of criminal wrongdoing or that would be reasonably likely to be materially detrimental to the reputation or business relationships of the Company Group Entities, taken as a whole;
(xi)    make or incur any capital expenditure or other financial commitment (other than any financial commitment made or incurred by any Company Fund in the ordinary course of business consistent in nature and amount with past practice and in accordance with its investment strategy);

(xii)    any voluntary change in tax classification for federal income tax purposes for any Oaktree Party or Company Group Entity;
(xiii)    (i) incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) any indebtedness for borrowed money or issue or sell any debt securities or rights to acquire any debt securities of any Company Group Entity, other than borrowed money indebtedness incurred in the ordinary course of business consistent with past practice or (ii) make, assume, guarantee, endorse or effect any loan or advance or other extension of credit, to any other Person (other than loans, advances or extensions of credit made or effected between the Company Group Entities or by any Company Fund in accordance with its investment strategy);
(xiv)    (i) make, change or revoke any material Tax election, (ii) settle or compromise any Tax item with respect to a material amount of Taxes; (iii) change an annual accounting period or change (or make a request to any Taxing Authority to change) any aspect of its method of Tax accounting; (iv) prepare or file any Tax Returns in a manner that is inconsistent with past practice; (v) file an amended Tax Return or a claim for refund of a material amount of Taxes; (vi) consent to any extension or waiver of the statute of limitations period with respect to a material amount of Taxes; (vii) enter into any Tax sharing, closing or similar agreement in respect of any Taxes; (viii) obtain or request any Tax ruling; or (ix) surrender any right to claim a refund of a material amount of Taxes;
(xv)    delay the payment of any trade payables to vendors and other third parties or accelerate the collection of trade receivables and other receivables, in each case outside the ordinary course of business;
(xvi)    to the extent not already covered above, any action that would require the Brookfield Member’s (as such term is defined therein) consent pursuant to Section 6.22 of the BOH LLC Agreement (provided, that for purposes of this Section 6.1(a)(xvii), clause (a) of “Material” (as defined in Schedule 1 to the BOH LLC Agreement) shall mean an impact of more than $25 million on the assets or liabilities of the Oaktree Operating Group);
(xvii)    make any warehouse investment, temporary investment or seed investment, or engage in any seed investment strategy, “season and sell” strategy or similar investments or investment strategies involving the acquisition of assets with the intent to sell within a defined or short-term holding period, other than investments made pursuant to the Company Group Entities’ existing “season and sell” strategy;
(xviii)    except in the ordinary course of business consistent with past practice, decrease, subsidize, rebate, discount, waive, or defer any fees chargeable by any Company Group Entity, in each case, other than as required by the applicable investment advisory arrangement as in effect on the date hereof; or
(xix)    enter into any Contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

(b)    Notwithstanding anything to the contrary contained herein, (A) nothing contained in this Agreement will give Acquiror, directly or indirectly, rights to control or direct the business or operations of the Oaktree Parties or Company Group Entities prior to the Closing and (B) nothing contained in this Agreement shall operate to prevent or restrict any act or omission by the Oaktree Parties or Company Group Entities the taking of which is required by applicable Law. Prior to the Closing, the Oaktree Parties and Company Group Entities will exercise, consistent with the terms and conditions of this Agreement, control of their business and operations.
Section 6.2    Access to Information; Confidentiality. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with Article IX (Termination), the Oaktree Parties shall (i) give the Acquiror Parties and their Affiliates and respective authorized representatives reasonable access, during normal business hours to the books, records, information (including Tax information), relevant work papers (subject to proper execution of customary access letters) and other financial information, including in connection with their review of the Closing Consideration Statement, and employees, officers, representatives, systems, offices and other facilities and properties of the Company Group Entities as the Acquiror Parties, or their Affiliates or authorized representatives may from time to time reasonably request and (ii) furnish to the Acquiror Parties, their Affiliates and their respective authorized representatives such financial and operating data in the Oaktree Parties’ possession as such Persons may reasonably request; provided, however, that any such access shall be conducted (x) in a manner not to interfere with the businesses or operations of the Oaktree Parties, Company Group Entities, the Company Funds and their respective Affiliates and the Acquiror Parties shall not conduct any invasive sampling or testing of building materials or the environment with respect to any real property, (y) in accordance with the protocols of any applicable information barrier between the Acquiror Parties or their Affiliates and Company Group Entities and (z) the Acquiror Parties, their Affiliates and their respective authorized representatives may not knowingly request information they already have access to. Notwithstanding anything to the contrary in this Agreement, neither the Oaktree Parties, the Company Group Entities, the Company Funds nor any of their respective Affiliates shall be required to disclose any information to the Acquiror Parties or their respective authorized representatives, if doing so would (i) violate any Contract or Law to which any of the Oaktree Parties, the Company Group Entities, the Company Funds or any of their respective Affiliates is a party or to which the Oaktree Parties, the Company Group Entities, the Company Funds or any of their respective Affiliates are subject or (ii) waive or otherwise compromise any attorney-client or other privilege, it being understood and agreed that the Oaktree Parties, the Company Group Entities, the Company Funds and their respective Affiliates, as applicable, shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that does not violate any such Contract, Law or attorney-client or other privilege.
Section 6.3    Announcement; SEC Filings.
(a)    Except as a Party reasonably believes is necessary to comply with applicable Law or applicable National Securities Exchange rules, each of the Parties hereby agrees, and agrees to cause its respective Affiliates and such Party’s and its Affiliates’ respective officers, directors, employees, agents and advisors (including accountants, lenders, counsel and investment bankers), not to issue any press release or other similar public announcement or communication divulging the existence of this Agreement or the Transactions without the prior written consent of Acquiror, on the one hand, and Partner Representative, on the other hand, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    As promptly as reasonably practicable, and in any event within four (4) Business Days following the date of this Agreement, each of BOH, BN and BAM may prepare and file a Current Report on Form 6-K or Form 8-K (as applicable) pursuant to the Securities Exchange Act to report the execution of this Agreement together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 6-K or Form 8-K, as applicable.
(c)    The Acquiror Parties, the Oaktree Parties and the OpCos shall also use their respective commercially reasonable efforts to take any other action required to be taken under the Securities Act, the Securities Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the transactions contemplated by this Agreement.
(d)    As promptly as reasonably practicable following the Closing Date, and in any event within four (4) Business Days following the Closing Date, each of BN and BAM may prepare and file a Current Report on Form 6-K or Form 8-K (as applicable) to report the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 6-K or Form 8-K (as applicable) under the Securities Exchange Act, which may be amended as permitted by Item 9.01 of Form 6-K or Form 8-K, as applicable. As promptly as reasonably practicable following the Closing, BN and BAM, as applicable, shall issue a press release to be mutually agreed upon by BN and BAM, as applicable, and the Partner Representative announcing the consummation of the transactions contemplated by this Agreement.
Section 6.4    Filings and Authorizations; Consummation.
(a)    Each of the Parties, as promptly as practicable following the date hereof shall make, or cause to be made, all filings and submissions under Law (in draft form where applicable), including Antitrust Laws, Foreign Investment Laws, the ITAR Pre-Notification Requirement, NISPOM, and Financial Services Laws, applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the Transactions and use its reasonable best efforts (which shall not require a Party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities that are necessary, proper or advisable to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate the Transactions. The Parties shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 6.4. The Parties shall supply such reasonable assistance as may be reasonably requested by any other Party in connection with the foregoing.

(b)    Subject to applicable Law, each of the Parties shall, upon request, furnish to the other Parties all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of the Acquiror, the Company Group Entities, or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.
(c)    Notwithstanding anything to the contrary in this Agreement, if any legal action is instituted by a Governmental Authority challenging or potentially challenging any of the transactions contemplated by this Agreement as violating, potentially violating or alleging any violation of any Antitrust Law or Financial Services Law, each Party shall, and shall cause their Affiliates to, use reasonable best efforts to take any and all such action to defend, contest or otherwise resist any action or Order challenging the transactions contemplated hereby; provided, however, that, without limiting Section 6.4, Acquiror is not required to file an appeal to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or to have such decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement; provided, further, that nothing in this Agreement or the other Transaction Documents shall require any Acquiror Party (or Affiliate thereof) to offer, negotiate, commit to or effect any sale, divestiture, license or other disposition or arrangement to hold separate or otherwise any of the equity securities, assets, rights, products or businesses of, or any other action that would prohibit or limit, place conditions on or alter the ownership or operation of any of the assets, rights, products or businesses of, (i) any Acquiror Party (or Affiliate thereof) (excluding the Company Group Entities) or (ii) the Company Group Entities if such action would individually or in the aggregate reasonably be expected to adversely impact any Acquiror Party’s expected benefits from the Transactions; provided, further, that any such actions required to be taken by any Company Group Entities pursuant to this Section 6.4(c) shall be subject to the prior written consent of the Acquiror Parties. Notwithstanding anything to the contrary herein, nothing in this Section 6.4 shall require the Company Group Entities or any of their respective Affiliates to agree to any condition, take any measure or action or enter into any agreement that is not contingent on the Closing or that would be effective prior to the Closing.
(d)    Each Party shall promptly inform the other Parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and advisable and after consultation with the other Party, an appropriate response to such request. To the extent not prohibited by applicable Law, each Party shall give the other Party a reasonable opportunity to review and comment on any material written communication or correspondence by such Party to any Governmental Authority in connection with the transactions contemplated by this Agreement. Neither Party shall (i) make or enter into any understandings, undertakings or agreements (oral or written) with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) nor (ii) agree to participate in any material meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 6.4 unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or discussion. Notwithstanding anything in this Agreement to the contrary, subject to its undertakings in this Section 6.4, in the event of a disagreement, the final determination as to the appropriate course of action with respect to the strategy for securing any Consents or permits required from Governmental Authorities shall be made by Acquiror.
(e)    Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.4, each of the Parties agree to use their reasonable best efforts and cooperate with each other to satisfy the ITAR Pre-Notification Requirement. To the extent a controlled Portfolio Company in which a Company Group Entity holds equity interests is registered with DDTC as a manufacturer, exporter, and/or broker under the ITAR (or covered by such a registration held by a parent, subsidiary, or affiliate company), the Company Group Entities shall promptly cause its applicable controlled Portfolio Companies to submit a notification to DDTC as provided for in 22 C.F.R. § 122.4(b), and promptly respond to all questions and comments received from DDTC regarding such notification. The Company Group Entities shall, in connection with its efforts to satisfy the ITAR Pre-Notification Requirement, liaise with the Acquiror in relation to each material step of the procedure before DDTC and as to the content of all material communication with DDTC (it being understood that when the content relates to confidential information of the Company Group Entities or the applicable controlled Portfolio Companies, the provision of such content shall be limited to counsel and advisors to the Acquiror at the Company Group Entities’ request).
(f)    To the extent a controlled Portfolio Company in which a Company Group Entity holds equity interests is subject to NISPOM, the Company Group Entities shall cause its applicable controlled Portfolio Companies to submit a notification regarding the Transactions to DCSA as promptly as practicable and, to the extent applicable, any other agency of the U.S. Government, pursuant to NISPOM and any other applicable national or industrial security regulations. The Parties shall cooperate with one another and use their reasonable best efforts to submit the DCSA Notice.
Section 6.5    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each of the Parties agrees to pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, including the fees and expenses of counsel to such Party.
Section 6.6    Further Assurances. Each Party to this Agreement agrees to negotiate in good faith, execute and deliver such documents and other papers, including the Partnership

Agreement Amendments, the TRA Amendment and the other Transaction Documents, and take such other actions as may be necessary or desirable to carry out the transactions contemplated hereby and use its reasonable efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the other Transaction Documents. Prior to the Closing, the Parties will cooperate to give effect to the Pre-Closing Transactions, including with respect to any modifications thereto in accordance with Section 2.8. Following the Closing, upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement and the other Transaction Documents.
Section 6.7    Tax Matters.
(a)    Successor Partnerships and Continuations. The rights and obligations of the Acquiror Parties with respect to the Partnerships under this Section 6.7 shall apply to each Partnership and to any entity that succeeds to, or is treated as a continuation of, any such Partnership (including ExchangeCo, any partnership, disregarded entity, or other entity treated as a continuation of a Partnership under Section 708 of the Code or otherwise).
(b)    Tax Returns.
(i)    Following the Closing, ExchangeCo GP shall prepare (or cause to be prepared) each Tax Return of ExchangeCo, the Partnerships and the Company Group Entities that are required to be filed after the Closing Date. To the extent any such Tax Return (x) is a Pass-Through Income Tax Return for a Straddle Period, ExchangeCo GP shall (i) except as required by applicable Law, prepare each such Pass-Through Income Tax Return in a manner consistent with past practice with respect to items attributable to the Pre-Closing portion of such Straddle Period and (ii) use commercially reasonable efforts to deliver (or cause to be delivered) to the Partner Representative a draft of each such Pass-Through Income Tax Return solely with respect to items attributable to the Pre-Closing portion of such Straddle Period for its review and comment at least fifteen (15) days prior to the date on which such Pass-Through Income Tax Return is required to be filed (taking into any account extensions). The Partner Representative shall provide comments on any such Pass-Through Income Tax Return within ten (10) days after the receipt of such Pass-Through Income Tax Return. ExchangeCo GP shall reflect in good faith any reasonable comments from the Partner Representative with respect to any such Pass-Through Income Tax Return (i) to the extent such comments relate to the Pre-Closing portion of such Pass-Through Income Tax Return and (ii) such comments would not be reasonably expected to cause ExchangeCo to incur a material amount of Taxes in a post-closing Tax period or such comments are required to reflect the intended U.S. federal income Tax treatment of the transactions.
(ii)    Following Closing, except as required by applicable Law, as required by a final determination of a Taxing Authority or with the consent of the Partner Representative (not to be unreasonably withheld, conditioned or delayed), ExchangeCo GP shall not, and shall not permit any of its Subsidiaries to, amend any Pass-Through Income Tax Return of ExchangeCo, the Partnerships or the Company Group Entities that was filed prior to Closing or any Tax Return governed by Section 6.7(b)(i) after such Tax Return is filed. The filing of a Pass-Through Income Tax Return of the Partnerships after Closing shall be governed by Section 6.7(b)(i); provided, however, that the foregoing shall not restrict ExchangeCo GP from amending any such Tax Return to (A) give effect to the transactions contemplated by this Agreement, including the contribution of assets to ExchangeCo and the intended continuation of the Partnerships, (B) comply with applicable Law, or (C) implement adjustments required to preserve the intended U.S. federal income Tax treatment of such transactions.
(c)    Tax Contests.
(i)    ExchangeCo GP shall promptly notify the Partner Representative following the receipt by ExchangeCo GP or ExchangeCo of a written notice of any Tax Contest involving the Taxes of ExchangeCo, the Partnership, the Company Group Entities for any Pre-Closing Tax Period, and including any Tax Contest relating to Covered Taxes (a “Pre-Closing Tax Contest”). The failure to promptly notify the Partner Representative shall not affect the rights and obligations relating to indemnification for Covered Taxes, except to the extent the failure to provide prompt notification actually and materially prejudices the indemnifying Person.
(ii)    ExchangeCo GP shall control any Pre-Closing Tax Contests; provided, however, that to the extent permitted by Law (and at the sole expense of the Partner Representative), (A) ExchangeCo GP shall keep the Partner Representative reasonably informed with respect to the conduct of such Pre-Closing Tax Contest, (B) the Partner Representative shall have the right to participate (or designate a Person to participate) in such Pre-Closing Tax Contest in a reasonable manner (which right shall include the right to receive copies of all documents furnished to or received by ExchangeCo GP or ExchangeCo in connection with the Pre-Closing Tax Contest, the right to be involved in any oral communications, where practical, between any representative of ExchangeCo GP and the Taxing Authority, the right to consult with ExchangeCo GP about all significant decisions regarding the conduct of the Pre-Closing Tax Contest, and the opportunity to provide input to the representatives of ExchangeCo GP regarding all such significant decisions), (C) ExchangeCo GP shall diligently defend any position previously taken by the Partnership that is challenged in such Pre-Closing Tax Contest, and (D) ExchangeCo GP shall consider in good faith any reasonable input from the Partner Representative in connection with any such Pre-Closing Tax Contest; provided that, ExchangeCo GP shall not settle any such Pre-Closing Tax Contest without the consent of the Partner Representative (which shall not be unreasonably withheld or delayed).
(iii)    The Parties shall take such actions as are necessary to (A) allow the Person or Persons designated (at any time or from time to time) by ExchangeCo GP to be the Taxpayer Representative of ExchangeCo, the Partnerships or the Company Group Entities and (B) perfect the designation of such Taxpayer Representative. The Tax Representative shall have sole and absolute discretion to make, or instruct the designated individual to make, a Push Out Election with respect to ExchangeCo, the Partnerships or the Company Group Entities for any taxable year ending on or before the Closing Date. The Partner Representative shall cooperate with ExchangeCo GP and each Taxpayer Representative in connection with any Pre-Closing Tax

Contests, including by providing access to relevant books and records and executing such documents as may be reasonably requested to effectuate any Push-Out Election. The Tax Representative shall consider in good faith any written, reasonable request by the Partner Representative to reduce or minimize the liability of the partners of any of the Partnerships, taking into account the interests of the Partnerships as a whole; provided, however that nothing in this sentence shall limit or otherwise affect the Taxpayer Representative’s sole discretion to make a push-out election pursuant to Section 6226.
(d)    Straddle Periods. For purposes of this Agreement, with respect to any Straddle Period, (x) in the case of any real property or personal property Tax or other Tax calculated on a periodic basis, the portion of such Tax allocable to the Pre-Closing Tax Period shall be deemed to include the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any other Tax, the portion of such Tax allocable to the Pre-Closing Tax Period shall be computed as if the relevant Straddle Period ended on and included the Closing Date.
(e)    Transfer Taxes. Each applicable Oaktree Party, on the one hand, and the applicable Acquiror Party, on the other hand, shall be responsible for fifty percent (50%) of all Transfer Taxes imposed on the transaction effected at Closing pursuant to Article II. The Acquiror Parties and the Oaktree Parties shall cooperate in the preparation and filing of any Tax Returns or other filings relating to any such Transfer Taxes.
(f)    Cooperation. The Parties hereto shall cooperate fully, as and to the extent reasonably requested by the other Party (and at such requesting party’s sole expense), in connection with (i) the filing of Tax Returns pursuant to Section 6.7(d), and (ii) any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Contest and making employees and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, nothing in this Agreement shall be construed to require any Acquiror Party (or its Affiliates) to provide any Tax Return of, or other confidential Tax information (determined in the applicable Acquiror’s sole discretion) regarding, any affiliated, consolidated, combined, unitary or similar group for Tax purposes in which any Acquiror Party is a member.
(g)    Section 754 Elections. Each Partnership and Company Group Entity shall make an election described in Section 754 of the Code effective for the taxable year including the Closing Date to the extent such Partnership or Company Group entity does not already have such election currently in effect.
(h)    Tax Sharing Agreements. Any and all Tax Sharing Agreements between an Oaktree Party, on the one hand, and any Partnership or Company Group Entity, on the other hand, shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, the Partnerships and Company Group Entities shall not have any further rights or liabilities thereunder.

(i)    Tax Certificates. Each Partnership, as applicable, shall deliver to Acquiror at or prior to the Closing, a duly executed certificate in accordance with (i) Treasury Regulations Section 1.1445-11T(d)(2) in form and substance reasonably satisfactory to the Acquiror stating that fifty percent (50%) or more of the value of the gross assets of such Partnership does not consist of “U.S. real property interests,” or that ninety percent (90%) or more of the value of the gross assets of such Partnership does not consist of “U.S. real property interests” plus cash or cash equivalents and (ii) Treasury Regulation Sections 1.1446(f)-2(c)(2)(ii)(C) providing the share of Partnership liabilities of each Limited Partner that is (or that is disregarded as an entity separate from) a “foreign person” (within the meaning of Section 1446(f) of the Code).
(j)    Covered Taxes. As a condition to receiving their applicable Adjusted Per Unit Amount, from and after the Closing, each of the OCGH Limited Partner (severally, and not jointly, in accordance with their respective Partner Percentages relative to the other OCGH Limited Partners) shall indemnify, defend and hold harmless the Brookfield Indemnified Parties from and against, and pay to the applicable Brookfield Indemnified Party, the amount of any Losses based upon, resulting from, arising from, or related to any Covered Taxes; provided, that any claim for indemnification pursuant to this Section 6.7(j) (a “Tax Claim”) shall be satisfied in the following order of priority, without duplication: (i) first, from the OCGH Cash Reserves, until such amount is exhausted (taking into account all prior Tax Claims); and (ii) second, to the extent the cumulative amount of Tax Claims exceed the OCGH Cash Reserves, directly from the OCGH Limited Partners; provided, further, that the Acquiror Parties may satisfy any amounts recoverable under clause (ii), at their sole discretion, through the forfeiture of, reduction and offset against any amounts that would otherwise be payable to an OCGH Limited Partner pursuant to Section 2.5 (Incentive Earnout). Any Tax Claim shall be asserted by the Acquiror Parties by giving the Partner Representative reasonably prompt written notice thereof. The failure to give such reasonable notice shall not release, waive, or otherwise affect the obligations of the applicable OCGH Limited Partners with respect thereto except to the extent that the applicable OCGH Limited Partners are actually and materially prejudiced as a result of such failure. The indemnification obligations set forth in this Section 6.7(j) with respect to Covered Taxes shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions thereof). Any Tax Claim asserted in writing prior to the expiration of such survival period shall survive until finally resolved. To the extent any amount of the OCGH Cash Reserve remains after satisfying all indemnifiable Tax Claims in accordance with this Section 6.7(j), such amount shall be released to the Partner Representative promptly following the date that is on the later of (i) the date on which the applicable statute of limitations (including any extensions, waivers or tolling periods) with respect to all Covered Taxes (other than any Covered Taxes for which the applicable statute of limitations does not expire by its terms) has expired plus sixty (60) days and (ii) the date on which there is no pending or threatened Tax Contest with respect to any Covered Taxes; provided, that with respect to any Covered Taxes for which the applicable statute of limitations does not expire by its terms, amounts shall be retained only to the extent of any specific, identified claim, audit, or known issue for which Acquiror (or its Affiliate) has provided written notice to the Partner Representative prior to such release, including a good faith written description of the basis for such exposure.

Section 6.8    Intended Tax Treatment. The Parties shall, and shall cause their respective Subsidiaries to, report the Transactions consistent with Schedule 6.8. The provisions of Section 6.7(c) shall apply with respect to any Tax Contest related to the Tax treatment described on Schedule 6.8.
Section 6.9    Confidentiality. Subject to Section 6.3 and the provisions of this Section 6.9, no Party shall, and each Party shall not permit its Affiliates or its or their respective officers, directors, employees, advisors, agents or representatives to, disclose the existence, terms or provisions of (i) the Annexes, Exhibits or Schedules of this Agreement or (ii) any of the other Transaction Documents without the prior written consent of Acquiror and the Partner Representative. Subject to Section 6.3, other than Acquiror and the Partner Representative and their respective advisers, no Party or other person shall be entitled to receive a copy of the Annexes, Exhibits or Schedules to this Agreement without the prior written consent of Acquiror and the Partner Representative and any Party or Person to whom such Annexes, Exhibits or Schedules are provided shall keep such Annexes, Exhibits or Schedules strictly confidential. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives are aware (or upon receipt of any material nonpublic information of any other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party agrees, that during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), except in connection with or support of the Transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of BAM or BN, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.
Section 6.10    Notification. The Oaktree Parties shall immediately notify Acquiror in writing of any Effect having, or which it reasonably expects may have, an Oaktree Material Adverse Effect. For the avoidance of doubt, the delivery of any such notice and the contents thereof shall not modify or change in any respect the rights and obligations of the Parties under this Agreement.
Section 6.11    Termination of Certain Agreements. Effective as of the Closing, the Oaktree Parties (and/or their Affiliates) party thereto shall cause each of the Contracts set forth on Schedule 6.11 to be terminated, in each case, without any Liability to the Acquiror Parties or their respective Affiliates following the Closing.
Section 6.12    Amendment of Certain Agreements. Effective as of the Closing, the Oaktree Parties and Acquiror Parties (and/or their respective Affiliates) party thereto shall cause each of the amendments to the Contracts set forth on Schedule 6.12 to be entered into, in each case, in form reasonably satisfactory to the Acquiror.
Section 6.13    Suspension of Annual Exchanges. Notwithstanding anything to the contrary in either the OCGH Exchange Agreement, the OEP Exchange Agreement or the OEP II

Exchange Agreement, prior to the earlier of the Closing and the valid termination of this Agreement in accordance with Article IX (Termination), and except as contemplated to occur at the Closing pursuant to the Closing Transactions, none of the Acquiror Parties, BAM, BN or their respective Affiliates shall have any obligation to effect or facilitate any exchanges, and no exchanges shall be effected, pursuant to any of the OCGH Exchange Agreement, the OEP Exchange Agreement or the OEP II Exchange Agreement.
Section 6.14    Client Consents. Within twenty (20) Business Days of the date of this Agreement, Oaktree shall seek the consent to the “assignment” (as defined in the Advisers Act) resulting from the Closing of the Investment Advisory Arrangements identified in Schedule 4.7 in the manner listed in such Schedule except for as set forth in Schedule 6.14.
Section 6.15    Director and Officer Liability.
(a)    Prior to the Closing, the Company Group Entities may obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of their respective present and former directors’ and officers’ insurance policies and their respective existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under their existing policies.
(b)    If the Company Group Entities for any reason fails to obtain such “tail” insurance policies as of the Closing and, unless otherwise agreed with the Partner Representative in writing, the Acquiror Parties shall continue to maintain in effect, for a period of at least six (6) years from and after the Closing, the D&O Insurance in place as of the Closing with the Company Group Entities’ current insurance carrier or with an insurance carrier with the same or better credit rating as the current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under their existing policies as of the Closing, or the Acquiror Parties shall purchase from Company Group Entities’ current insurance carrier, or from an insurance carrier with the same or better credit rating as the current insurance carrier with respect to D&O Insurance, comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than as provided in the existing policies as of the Closing; and provided that in no event shall the Acquiror Parties be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the premium amount per annum for such existing policies; provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Acquiror Parties shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.
(c)    The rights of each insured Person under this Section 6.15 shall be in addition to any rights such Person may have under the organizational documents of any

Company Group Entities, under the DLLCA or any other applicable Law or under any agreement of any Person insured under this Section 6.15. These rights shall survive consummation of the Closing and are intended to benefit, and shall be enforceable by, each insured Person under this Section 6.15.
Section 6.16    Stock Exchange Listing. The Acquiror Parties shall promptly prepare and submit to the NYSE a listing application covering the BAM Shares to be issued in connection with the transactions contemplated hereby and shall use reasonable best efforts to obtain, prior to the Closing, approval for the listing of such BAM Shares on the NYSE, subject to official notice of issuance at the Closing.
Section 6.17    No Shareholder Approval. The Acquiror Parties shall not take, and shall cause their Affiliates to not take, any action which would cause the vote of the holders of any class or series of capital stock or other equity interests of BAM or BN to be necessary to adopt this Agreement or to consummate any of the transactions contemplated hereby, including the issuance of the BAM Shares or BN Shares hereunder.
ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIROR PARTIES
The obligations of the Acquiror Parties under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by Acquiror:
Section 7.1    Representations and Warranties. Each of (a) the representations and warranties contained in Section 3.3 (Title) and Section 4.2 (Capital Structure) shall be true and correct in all respects (except for de minimis inaccuracies), (b) the Oaktree Fundamental Representations (other than the representations and warranties described in the foregoing clause (a)) shall be true and correct in all material respects, and (c) the remaining representations and warranties of the Oaktree Parties contained in Article III (Representations and Warranties regarding the Oaktree Parties) and Article IV (Representations and Warranties regarding the Company Group Entities) or in any certificate or other writing delivered by the Oaktree Parties pursuant hereto (other than the representations and warranties described in the foregoing clause (a) and (b)) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or “material adverse effect” or similar qualifiers contained therein), except where the failure of such representations or warranties described in this clause (c) to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, an Oaktree Material Adverse Effect, in each case of the foregoing clauses (a), (b) and (c) as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date).
Section 7.2    Performance. The Oaktree Parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

Section 7.3    Officer’s Certificate. The Partner Representative shall have delivered to Acquiror a certificate, signed by an executive officer of the General Partner, dated as of the Closing Date, certifying the matters set forth in Section 7.1 (Representations and Warranties), Section 7.2 (Performance) have each been satisfied.
Section 7.4    Antitrust Laws, Foreign Investment and Financial Services Laws. (a) All required filings under the HSR Act shall have been made and all applicable waiting periods (and any extensions thereof, including any timing agreement or other understanding, commitment or agreement with any Governmental Authority not to consummate or to delay consummation of the transactions contemplated by this Agreement) thereunder shall have terminated or expired, and (b) all required filings with any Governmental Authority or pursuant to any Antitrust Laws, Foreign Investment Laws, the ITAR Pre-Notification Requirement, NISPOM, or Financial Services Laws, in each case, set forth on Schedule 7.4 shall have been made, and all approvals, consents, authorizations, clearances or waiting periods (and any extensions thereof, including any timing agreement or other understanding, commitment or agreement with any Governmental Authority not to consummate or to delay consummation of the transactions contemplated by this Agreement) thereunder shall have been obtained and be in full force and effect (in the case of approvals, consents, commitments, authorizations or clearances) or shall have expired or terminated (in the case of waiting periods and extensions thereof), as the case may be. For avoidance of doubt, (i) the ITAR Pre-Notification Requirement shall be deemed satisfied if DDTC consents to the early consummation of the transactions contemplated by this Agreement with respect to all Portfolio Companies required to make such a filing, notwithstanding 60 days shall not have passed between the filing of the ITAR pre-notification and Closing; and (ii) the NISPOM requirements shall be deemed satisfied upon submission of DCSA Notices for each party listed in Schedule 7.4.
Section 7.5    No Injunction. There shall not be in effect or pending any Law, injunction or other Order by a Governmental Authority restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
Section 7.6    Pre-Closing Transactions. The Pre-Closing Transactions shall have been effectuated in all material respects on the terms described in Exhibit A.
Section 7.7    Other Transaction Documents. Each of the Oaktree Parties, Limited Partners and their respective Related Parties shall have duly executed and delivered to Acquiror each of the Transaction Documents to which they are a party, or which they are required to deliver at or prior to Closing (including pursuant to Section 2.3), and each such agreement shall be valid, binding and in full force and effect and shall not have been revoked or repudiated by any party thereto.
Section 7.8    Partner Acknowledgement and Lockup Agreement. The Limited Partners collectively constituting holders of more than 50% of outstanding OCGH Units shall have entered into a Partner Acknowledgment and Lock-Up Agreement in substantially the applicable form attached hereto as Exhibit G or as otherwise agreed by the parties (each, a “Partner Acknowledgment and Lock-Up Agreement”).

Section 7.9    Partner Approvals. Each of the Exchange Agreement Amendments and Partnership Agreement Amendments shall have been validly authorized, approved and ratified, in each case, by the affirmative vote or written consent of (i) the OCGH Limited Partners collectively holding more than 50% of outstanding OCGH Units, (ii) the OEP Limited Partners collectively holding more than 50% of outstanding OEP Units and (iii) the OEP II Limited Partners collectively holding more than 50% of outstanding OEP II Units.
ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE OAKTREE PARTIES
The obligation of the Oaktree Parties to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Partner Representative:
Section 8.1    Representations and Warranties. Each of (a) the Acquiror Party Fundamental Representations shall be true and correct in all material respects, and (b) the remaining representations and warranties of the Acquiror Parties contained in Article V (Representations and Warranties of the Acquiror Parties) or in any certificate or other writing delivered by Acquiror pursuant hereto (other than the representations and warranties described in the foregoing clause (a)) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or “material adverse effect” or similar qualifiers contained therein), except where the failure of such representations or warranties described in this clause (b) to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Parties Material Adverse Effect, in each case of the foregoing clauses (a) and (b), as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date).
Section 8.2    Performance. The Acquiror Parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date.
Section 8.3    Officer Certificate. Acquiror shall have delivered to the Partner Representative a certificate, signed by an executive officer of the Acquiror Parties in his or her capacity as such on behalf of the Acquiror Parties, dated as of the Closing Date, certifying the matters set forth in Section 8.1 (Representations and Warranties) and Section 8.2 (Performance) have each been satisfied.
Section 8.4    Antitrust Laws, Foreign Investment and Financial Services Laws. (a) All required filings under the HSR Act shall have been made and all applicable waiting periods (and any extensions thereof, including any timing agreement or other understanding, commitment or agreement with any Governmental Authority not to consummate or to delay consummation of the transactions contemplated by this Agreement) thereunder shall have terminated or expired, and (b) all required filings with any Governmental Authority or pursuant to any Antitrust Laws,

Foreign Investment Laws, the ITAR Pre-Notification Requirement, NISPOM, or Financial Services Laws, in each case, set forth on Schedule 7.4 shall have been made, and all approvals, consents, authorizations, clearances or waiting periods (and any extensions thereof, including any timing agreement or other understanding, commitment or agreement with any Governmental Authority not to consummate or to delay consummation of the transactions contemplated by this Agreement) thereunder shall have been obtained and be in full force and effect (in the case of approvals, consents, commitments, authorizations or clearances) or shall have expired or terminated (in the case of waiting periods and extensions thereof), as the case may be. For avoidance of doubt, (i) the ITAR Pre-Notification Requirement shall be deemed satisfied if DDTC consents to the early consummation of the transactions contemplated by this Agreement with respect to all Portfolio Companies required to make such a filing, notwithstanding 60 days shall not have passed between the filing of the ITAR pre-notification and Closing; and (ii) the NISPOM requirements shall be deemed satisfied upon submission of DCSA Notices for each party listed in Schedule 7.4.
Section 8.5    No Injunction. There shall not be in effect or pending any Law, injunction or other Order by a Governmental Authority restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
Section 8.6    Pre-Closing Transactions. The Pre-Closing Transactions shall have been effectuated in all material respects on the terms described in Exhibit A.
Section 8.7    Other Transaction Documents. Each of the Acquiror Parties and their respective Related Parties shall have duly executed and delivered to Partner Representative each of the Transaction Documents to which they are a party, or which they are required to deliver at or prior to Closing (including pursuant to Section 2.3), and each such agreement shall be valid, binding and in full force and effect and shall not have been revoked or repudiated by any party thereto.
ARTICLE IX

TERMINATION
Section 9.1    Termination. This Agreement may be terminated on or prior to the Closing as follows:
(a)    Acquiror and Partner Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)    Either Acquiror or Partner Representative may terminate this Agreement, upon written notice to the other Party, if any Governmental Authority shall have issued an Order, enacted, or enforced a Law, or taken any other action permanently preventing, prohibiting, restraining, or enjoining the Closing and such Order, Law, or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to the Party seeking to terminate if the failure of such Party or of such Party’s Affiliates to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the issuance, enactment, or enforcement of such Order, Law, or other action;
(c)    Acquiror may terminate this Agreement, upon written notice to the Partner Representative, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Oaktree Parties contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Article VII (Conditions Precedent to Obligations of the Acquiror Parties) not to be satisfied or to become incapable of being satisfied, and, in each case, such violation, breach or inaccuracy has not been waived by Acquiror or cured by the Oaktree Parties within the earlier of (x) the Termination Date and (y) twenty (20) Business Days after receipt by the Partner Representative of written notice thereof from Acquiror or is not capable of being cured prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Acquiror if the failure of the Acquiror Parties to fulfill any material obligation under, or the breach by the Acquiror Parties of any material provision of, this Agreement shall have been the primary or principal cause of, or shall have resulted in, the Oaktree Parties’ violation, breach or inaccuracy;
(d)    The Partner Representative may terminate this Agreement, upon written notice to Acquiror, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Acquiror Parties contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Article VIII (Conditions Precedent to Obligations of the Oaktree Parties), not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Partner Representative or cured by the Acquiror Parties within the earlier of (x) the Termination Date and (y) twenty (20) Business Days after receipt by Acquiror of written notice thereof from the Partner Representative or is not capable of being cured prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Partner Representative if the failure of the Partner Representative or the Oaktree Parties to fulfill any material obligation under, or the breach by the Partner Representative or the Oaktree Parties of any material provision of, this Agreement shall have been the primary or principal cause of, or shall have resulted in, the Acquiror Parties’ violation, breach or inaccuracy; or
(e)    Either Acquiror or Partner Representative may terminate this Agreement, upon written notice to the other Party, if the Closing Date shall not have occurred on or before January 14, 2027 (the “Termination Date”); provided, however, if on the initial Termination Date, all of the conditions set forth in Article VII and Article VIII have been satisfied or waived, other than (i) those conditions that by their nature are to be satisfied at the Closing (provided that such conditions would be capable of being satisfied if the Closing were to occur on such date), and (ii) Section 7.4 or Section 8.4, then either Acquiror or Partner Representative may, in its sole discretion, upon written notice to the other Party delivered on or prior to the Termination Date, extend the Termination Date for an additional three (3) months, in which case the Termination Date shall be deemed for all purposes to be such later date; provided, further, that (i) the terminating Party is not in breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination so as to cause (1) in the case that Acquiror is the terminating Party, any of the conditions set forth in Article VIII (Conditions Precedent to Obligations of the Oaktree Parties) not to be satisfied and (2) in the case that the Partner Representative is the terminating Party, any of the conditions set forth in Article VII (Conditions Precedent to Obligations of the Acquiror Parties) not to be satisfied and (ii) this Section 9.1(e) (Termination) shall not be available to any Party during the pendency of any Proceeding by the other Party for specific performance of this Agreement as provided by Section 10.9.
Section 9.2    Effect of Termination. If this Agreement is terminated by the Parties in accordance with Section 9.1 (Termination) hereof, this Agreement shall become void and of no further force and effect and there shall be no liability on the part of any Party to any other Party, except that (i) the provisions of Section 3.8 (Acknowledgment of Disclaimer of Other Representations and Warranties), Section 5.8 (Acknowledgment of Disclaimer of Other Representations and Warranties), Section 6.3(a) (Announcement), Section 6.5 (Expenses), Section 6.9 (Confidentiality) this Section 9.2 (Effect of Termination), and Article X (Miscellaneous) shall remain in full force and effect and (ii) termination shall not relieve any Party from liability for any Fraud or Willful Breach.
ARTICLE X

MISCELLANEOUS
Section 10.1    Survival. None of the representations and warranties contained in Article III, Article IV or Article V (except for the representations and warranties contained in Section 3.8 and Section 5.8) or any of the other Transaction Documents to be delivered prior to the Closing (including any certificate to be delivered pursuant to this Agreement) and none of the covenants of any party required to be performed by such party before the Closing shall survive the Closing, and thereafter none of the parties hereto or any of their Affiliates or any of their respective Representatives shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, except, in each case, in the event of Fraud. The provisions of this Section 10.1 will not, however, prevent or limit a cause of action under Section 10.9 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until such covenants or agreements have been performed or satisfied.
Section 10.2    Amendments; Extension; Waiver. Subject to Section 2.8 (Pre-Closing Transactions; Closing Transactions), this Agreement may not be amended, altered or modified except by written instrument executed by Acquiror and the Partner Representative. The failure or delay by any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The observance of any provision of this Agreement may only be waived in a writing by the Party that will lose the benefit of such provision as a result of such waiver.
Section 10.3    Entire Agreement. This Agreement, including the Schedules, Annexes and Exhibits, each other Transaction Document and any other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant to this Agreement or thereto constitute the entire understanding and agreement of the Parties relating to the subject matter hereof and supersede all prior discussions, negotiations, proposals, understandings, understandings or agreements, whether oral or written among the Parties with respect to such subject matter.
Section 10.4    Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents headings and footers contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days; provided, however, that if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. The Parties have participated jointly in the negotiation and drafting of this Agreement. The terms “Dollars” and “$” mean United States Dollars unless otherwise expressly stated. References to “written” or “in writing” include in electronic form. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. References to any Person include the successors and permitted assigns of that Person. The use of the words “or” and “any” shall not be exclusive. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. References herein to any Law or any Contract mean such Law or Contract as amended, restated, amended and restated, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; provided that with respect to any Contract listed on the Oaktree Party Disclosure Schedule, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder. References to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP. References to an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statement to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement, or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto. Prior to the Closing, (a) any obligation on the Oaktree Parties to act or omit to act, shall be deemed to include an obligation for the General Partner to cause such Oaktree Party to comply with such obligation, and (b) any obligation on the Oaktree Parties to act or omit to act, shall be deemed to include an obligation for the Oaktree Parties to cause any Company Group Entity to comply with such obligation.
Section 10.5    Severability. Should any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance be held by a court of competent jurisdiction to be invalid, void or unenforceable by Law to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.
Section 10.6    Notices. All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date sent by email, (c) two (2) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):
If to any of the Acquiror Parties, BN or BAM:

181 Bay Street
Toronto, Ontario
M5J 2V1
Attention:    Kathy Sarpash
Email:        BAM.Legal@brookfield.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:    Brian Parness; Amanda Fenster;
Alexander Miachika
Email:        Brian.Parness@weil.com; Amanda.Fenster@weil.com; Alexander.Miachika@weil.com

If to the Oaktree Parties or Partner Representative:

333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention:    Martin Boskovich
Email:        mboskovich@oaktreecapital.com

With copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
United States
Attention: Elizabeth A. Cooper; Matthew B. Rogers
Email: ecooper@stblaw.com; mrogers@stblaw.com

Section 10.7    Binding Effect; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party without the prior written consent of Acquiror and the Partner Representative and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that neither the consent of the Partner Representative or any other Person shall be required for an assignment (a) by Acquiror to (i) one or more Affiliates of Acquiror, or (ii) one or more financing sources of Acquiror, in each case so long as such assignment would not prevent, impair or materially delay the consummation of the Closing; provided, that no such assignment in any of clauses (i) or (ii) above shall relieve Acquiror of its obligations under this Agreement or (b) by BN to an Affiliate that succeeds BN as the publicly listed parent of the Brookfield Group.
Section 10.8    Counterparts. This Agreement may be executed by facsimile or .pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together, be deemed an original, and shall constitute one and the same instrument.
Section 10.9    Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to seek to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
Section 10.10    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, certain directors and officers to the extent that they are beneficiaries of D&O Insurance pursuant to Section 6.15 (Director and Officer Liability), or the Non-Recourse Parties pursuant to Section 10.13 (Limitation on Recourse), and, in each case, their respective successors and permitted assigns.
Section 10.11    Governing Law. This Agreement, and all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, shall in all respects be governed by, and interpreted and construed in accordance with, the substantive and procedural Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.
Section 10.12    Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction, any state or federal court within New Castle County, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Court of Chancery of the State of Delaware or (b) any state or federal court within New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto. In the event of any Proceeding or other legal action with respect to any claims or causes of action that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, the Parties hereto acknowledge and agree that the prevailing Party in such Proceeding or action (as determined by a court of competent jurisdiction in a final, non-appealable order) shall be entitled to recover from the non-prevailing Party all reasonable and documented out-of-pocket fees and expenses (including, without limitation, reasonable attorney’s fees) incurred by the prevailing Party in connection with the defense of such Proceeding or action.
Section 10.13    Limitation on Recourse. Notwithstanding anything in this Agreement or at Law to the contrary, other than in the case of Fraud, pursuant to the terms of any other Transaction Documents to which it is a party, no representative or Affiliate of any Party shall have any personal liability to any other Party or any other Person resulting from, arising out of or related to this Agreement, under any Law, any other Transaction Document (of which it is not a party), or the Transactions, and this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the Persons that are expressly identified herein as Parties to this Agreement. No Affiliate of a Party, or any Party’s or its Affiliates’ respective former, current and future officers, directors, managers, employees, advisors, equityholders, members, managers, partners, agents, representatives, successors or assigns that is not a Party to this Agreement (collectively, “Non-Recourse Parties”) shall have any liability for any liabilities or obligations of the applicable Parties for any action or Proceeding (whether in tort, contract or otherwise) for breach of this Agreement, any other Transaction Document (of which it is not a party) or in respect of any written or oral representations or warranties made or alleged to be made in connection herewith, and the other Parties shall have no rights of recovery in respect hereof against any other Party’s Non-Recourse Party and no personal liability shall attach to any Non-Recourse Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise, in each case, other than in the case of Fraud, pursuant to the terms of any other Transaction Documents to which it is a party.
Section 10.14    Partner Representative.
(a)    Pursuant to the Partnership Agreement Amendments and the Exchange Agreement Amendments, and by participating in the Exchanges and accepting the benefits thereof, each Limited Partner and Phantom Unit Holder (each, an “Equityholder” and collectively, the “Equityholders”), on behalf of itself and its successors, heirs and permitted assigns, shall be deemed to have approved the appointment of, and hereby irrevocably appoints, the Partner Representative as such Equityholder’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Equityholder’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement and by any other Transaction Documents, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the transactions contemplated hereby or thereby, as fully to all intents and purposes as such Equityholder might or could do in person, including the full power and authority: (i) to consummate the transactions to be consummated by the Equityholders under this Agreement or any other Transaction Documents, (ii) to disburse any funds or other consideration received hereunder or under the Transaction Documents, (iii) to agree to resolution of all claims and disputes hereunder or under any other Transaction Documents, including any Tax Contest in accordance with Section 6.7(c), (iv) to retain legal counsel and other professional services, at the expense of the Equityholders, in connection with the performance by the Partner Representative of its duties, or exercise of its rights, under this Agreement or under any other Transaction Documents, including any Tax Contest in accordance with Section 6.7(c), (v) to make any amendments to, or grant any waivers under, this Agreement or any other Transaction Document on behalf of any or all of the Equityholders, (vi) to make all decisions with respect to the determination of any amounts under Section 2.5 (Incentive Earnout), (vii) to determine whether the conditions to Closing in Article VIII (Conditions Precedent to Obligations of the Oaktree Parties) have been satisfied and supervising the Closing, including determining the satisfaction of, or waiving any, condition, as determined by the Partner Representative, in its sole discretion, (viii) to take any action that may be necessary or desirable, as determined by the Partner Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article IX (Termination), (ix) to accept notices on behalf of any or all of the Equityholders in accordance with Section 10.6 (Notices) or otherwise pursuant to any other Transaction Documents, (x) to take any and all actions that may be necessary or desirable, as determined by the Partner Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim on behalf of the Equityholders hereunder, (xi) to execute and deliver, on behalf of any or all of the Equityholders, any and all notices, documents or certificates to be executed by the Equityholders, in connection with this Agreement, and other Transaction Documents, and the transactions contemplated hereby or thereby, and (xii) to grant any consent or approval on behalf any or all of the Equityholders under this Agreement or any other Transaction Document; provided, that the Partner Representative shall not take any action that would have an adverse effect on any particular Equityholder, which adverse effect is disproportionate in any material respect relative to the adverse effect on the other Equityholders (taking into account any benefits received by any other Equityholder in connection with such action or any related action), taken as a whole, without the prior written consent of such Equityholder to be so disproportionately and adversely affected. All such actions shall be binding on the Equityholders.
(b)    The appointment of the Partner Representative as the attorney-in-fact for the Equityholders as set forth in this Section 10.14 (Partner Representative) and all authority hereby conferred are granted and conferred in consideration of the interest of the other Equityholders, is therefore coupled with an interest and is and will be irrevocable and will neither be terminated nor otherwise affected by any act of any Equityholder or by operation of law, whether by the death, dissolution, liquidation, incapacity or incompetence of such Equityholder or by the occurrence of any other event. If, after the execution of this Agreement, any Equityholder dies, dissolves or liquidates or becomes incapacitated or incompetent, the Partner Representative is nevertheless authorized, empowered and directed to act in accordance with this Section 10.14 (Partner Representative) as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. In the event that the General Partner ceases to be the Partner Representative for any reason, each Equityholder agrees that the General Partner is solely authorized to irrevocably constitute and appoint a replacement Partner Representative.
(c)    The Partner Representative may resign at any time and a successor representative shall be appointed by the Equityholders representing a majority in interest (based on Partner Percentage) of the Equityholders as of such time (including in the event of the death, disability or other incapacity of a Partner Representative that is an individual), and, following the provision of at least 10 days’ prior written notice to Acquiror, the newly appointed representative shall be the Partner Representative for all purposes hereunder. For the avoidance of doubt, at no point shall more than one Person serve as the Partner Representative. Neither the resignation of, nor the appointment of a successor to, the Partner Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Partner Representative, which shall continue to be effective and binding on the Equityholders and any successor Partner Representative, as applicable.
(d)    If the Partner Representative incurs any out-of-pocket fees, costs and expenses, the Partner Representative shall be reimbursed for such fees, costs and expenses by each Equityholder in accordance with their respective Partner Percentages upon demand; provided, that the Acquiror Parties shall reimburse the Partner Representative for the first $25,000 per annum of reasonable and documented out-of-pocket fees, costs and expenses of administration incurred by the Partner Representative in the ordinary course (which for the avoidance shall not include any costs, fees or expenses related to initiating, defending or resolving any claims or disputes under this Agreement or the other Transaction Documents).
(e)    The Partner Representative shall have no liability to any Equityholder under this Agreement for any action or omission by the Partner Representative on behalf of the Equityholders. In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Partner Representative hereunder, the Partner Representative will not assume any, and will incur no, responsibility or liability whatsoever to any Equityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement. The Partner Representative may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. Each Equityholder, severally in accordance with his, her or its Partner Percentage, agrees to indemnify the Partner Representative, its successors, assigns, representatives and Affiliates (the “Partner Representative Parties”) and to hold the Partner Representative Parties harmless from and against and pay any and all Losses or expenses incurred by the Partner Representative and arising out of or in connection with the duties as Partner Representative, including the reasonable costs and expenses incurred by the Partner Representative in defending against any claim or liability in connection with this Agreement.
(f)    The Partner Representative shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Partner Representative may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Partner Representative may conclusively presume that the representative of any party which is an entity other than a natural person has full power and authority to instruct the Partner Representative on behalf of that party unless written notice to the contrary is delivered to the Partner Representative.
(g)    The Acquiror Parties shall be entitled to rely (without investigation) on and have no liability to any Equityholder or any other Person for, any action taken or omitted to be taken by the Partner Representative pursuant to this Agreement or any other Transaction Document or otherwise taken by the Partner Representative in connection with the transactions contemplated hereby or thereby, all of which actions or omissions shall be legally binding upon the Partnerships and the Equityholders. The Acquiror Parties shall be fully protected in dealing with the Partner Representative under this Agreement and any other Transaction Document and may rely upon the authority of the Partner Representative to act on behalf of the Partnerships and the Equityholders. Except as otherwise provided herein, any payment by the Acquiror Parties to the Partner Representative to the extent authorized under this Agreement or any other Transaction Document shall be considered a payment by Acquiror to the Equityholders, and the Acquiror Parties shall have no liability to any Equityholder for any payments so made.
(h)    The rights, powers and benefits of the Partner Representative under this Agreement, and the agreements set forth in this Section 10.14 (Partner Representative), shall survive any termination of this Agreement. Notwithstanding anything to the contrary in this Section 10.14, the provisions of this Section 10.14 do not affect any right of the Acquiror Parties hereunder or create any obligation on the part of the Acquiror Parties.
Section 10.15    Guaranty.
(a)    Each of BAM and BN (collectively, the “Guarantors”) hereby unconditionally and irrevocably guarantee (the “Guaranty”), severally (and not jointly or jointly and severally) in accordance with the percentage set forth opposite its name on Schedule 10.15, to the Oaktree Parties, as a primary obligor and not merely as a surety, the due and punctual payment and performance by each Acquiror Party of their respective obligations to pay the aggregate consideration to be paid by Acquiror in connection with the Transactions, including, for the avoidance of doubt, the payment obligations pursuant to Section 2.5 of this Agreement, subject to the terms and conditions hereof (the “Guaranteed Obligations”). Each of BAM and BN hereby waives, to the fullest extent permitted by applicable Law, all requirements as to presentment to (i) demand of payment from and protest to any Acquiror Party any of the Guaranteed Obligations, (ii) notice of acceptance of its guarantee and (iii) notice of protest for nonpayment. Each of BAM and BN further agrees that the Guaranteed Obligations constitute a guarantee of payment and not of collection. Except as otherwise provided herein or in the other Transaction Documents, the Guaranteed Obligations shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability or impossibility (other than defense of payment in full of the Guaranteed Obligations).
(b)    The obligations of BAM and BN pursuant to this Section 10.15 shall remain in full force and effect until the earliest of (x) the valid termination of this Agreement in accordance with Article IX (Termination) and (y) the full performance of the respective Guaranteed Obligations by BAM and BN or the Acquiror Parties (such date, as applicable the “Expiration Date”), at which time, (i) this Guaranty shall automatically terminate and be of no further legal effect, and (ii) the Oaktree Parties shall have no further right vis-à-vis the Guarantors under this Guaranty.
(c)    Any demand by the Oaktree Parties under this Section 10.15 (a “Guaranty Enforcement Notice”) shall be made by written notice to the Guarantors and shall: (a) identify the Guaranteed Obligations to which it relates and a brief description of the relevant breach or non-payment by the Acquiror Parties; (b) state the amount then due and payable (or, if not then ascertainable, a good faith estimate thereof) together with reasonable supporting details; (c) specify the bank account details for payment; and (d) be delivered by email and internationally recognized courier to the Guarantors at its notice details under this Agreement.
(d)    All payments by the Guarantors under the Guaranty shall be made in the currency in which the relevant Guaranteed Obligation is denominated. If a Guarantor pays in another currency, it shall indemnify the Oaktree Parties for any shortfall arising from currency conversion. The Guarantors shall also pay, on demand, all reasonable and properly documented costs and expenses (including reasonable legal fees and out-of-pocket expenses) incurred by the Oaktree Parties in connection with the valid enforcement of this Guaranty as finally determined pursuant to Section 10.12.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
ACQUIROR:

ACQUISITION Z (2026) LP
By: Brookfield US Inc., its general partner

By:     /s/ Kathy Sarpash
    Name:  Kathy Sarpash
    Title:   Secretary

EXCHANGECO ACQUIROR:

ATLAS TOP SUB I SPLITTER LP
By: Atlas Top LLC, its general partner

By:     /s/Jennifer Ritchie
    Name:  Jennifer Ritchie
    Title:   Vice President

BAM:

BROOKFIELD ASSET MANAGEMENT LTD.,
solely for purposes of Article V and Section 10.15

By:     /s/ Kathy Sarpash
    Name:     Kathy Sarpash
    Title:       Managing Director, Legal & Regulatory
            and Corporate Secretary

BN:

BROOKFIELD CORPORATION,
solely for purposes of Article V and Section 10.15

By:     /s/ Swati Mandava
    Name: Swati Mandava
    Title:   Managing Director, Legal &
                Regulatory and Corporate Secretary

EXCHANGECO:

EXCHANGE LP
By: Atlas Top LLC, its general partner

By:     /s/Jennifer Ritchie
    Name:  Jennifer Ritchie
    Title:   Vice President

EXCHANGECO GP:

OAKTREE CAPITAL HOLDINGS, LLC

By:     /s/ Howard Marks
    Name:  Howard Marks
    Title:   Co-Chairman

By:     /s/ Bruce Karsh
    Name:     Bruce Karsh
    Title:     Co-Chairman and Chief Investment Officer

BOH:

BROOKFIELD OAKTREE HOLDINGS, LLC

By:     /s/ Howard Marks
    Name:  Howard Marks
    Title:   Co-Chairman

By:     /s/ Bruce Karsh
    Name:     Bruce Karsh
    Title:     Co-Chairman and Chief Investment Officer

OCGH:

OAKTREE CAPITAL GROUP HOLDINGS, L.P.
By: Oaktree Capital Group Holdings GP, LLC, its general partner

By:     /s/ Howard Marks
    Name:  Howard Marks
    Title:   Co-Chairman

By:     /s/ Bruce Karsh
    Name:     Bruce Karsh
    Title:     Co-Chairman and Chief Investment Officer

OEP:

OAKTREE EQUITY PLAN, L.P.
By: Oaktree Capital Group Holdings GP, LLC, its general partner

By:     /s/ Howard Marks
    Name:  Howard Marks
    Title:   Co-Chairman

By:     /s/ Bruce Karsh
    Name:     Bruce Karsh
    Title:     Co-Chairman and Chief Investment Officer

OEP II:

OAKTREE EQUITY PLAN II, L.P.
By: Oaktree Capital Group Holdings GP, LLC, its general partner

By:     /s/ Howard Marks
    Name:  Howard Marks
    Title:   Co-Chairman

By:     /s/ Bruce Karsh
    Name:     Bruce Karsh
    Title:     Co-Chairman and Chief Investment Officer

GENERAL PARTNER:

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:     /s/ Howard Marks
    Name:  Howard Marks
    Title:   Co-Chairman

By:     /s/ Bruce Karsh
    Name:     Bruce Karsh
    Title:     Co-Chairman and Chief Investment Officer

PARTNER REPRESENTATIVE:

Solely in its capacity as the representative of the Limited Partners (as defined herein):

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:     /s/ Howard Marks
    Name:  Howard Marks
    Title:   Co-Chairman

By:     /s/ Bruce Karsh
    Name:     Bruce Karsh
    Title:     Co-Chairman and Chief Investment Officer